Exhibit 2.1

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended, and will not be deemed, to create a legally binding or enforceable offer or agreement of any type or nature prior to execution hereof by such parties.

AGREEMENT AND PLAN OF MERGER

Among

SECURITY AMERICAN FINANCIAL ENTERPRISES, INC.,

SECURITY LIFE INSURANCE COMPANY OF AMERICA,

EASTERN INSURANCE HOLDINGS, INC.

and

EASTERN LIFE AND HEALTH INSURANCE COMPANY

Dated as of May 4, 2010

RECITALS			1

1.	DEFINITIONS; GENERAL PROVISIONS		1

	1.1.	Definitions	1
	1.2.	General Provisions; Incorporation of Recitals.	9

2.	MERGER; MERGER CONSIDERATION; CLOSING		10

	2.1.	The Merger	10
	2.2.	Effective Time; Conversion of Company Shares.	10
	2.3.	Effects of the Merger	11
	2.4.	Pre-Merger Distribution	11
	2.5.	Merger Consideration.	12
	2.6.	Closing Deliveries	12
	2.7.	Closing	15
	2.8.	Allocation of the Merger Consideration	15

3.	REPRESENTATIONS AND WARRANTIES OF SELLER		16

	3.1.	Organization, Subsistence, and Foreign Qualification	16
	3.2.	Capitalization; No Subsidiaries.	16
	3.3.	Authority; No Conflict; Consents.	17
	3.4.	Financial Statements; Etc.	18
	3.5.	Books and Records	20
	3.6.	Title To Assets; Encumbrances; Real Estate Matters	20
	3.7.	Taxes	21
	3.8.	Employment Agreements; Employee Benefits; ERISA.	22
	3.9.	Compliance With Certain Legal Requirements.	24
	3.10.	Legal Proceedings; Orders.	25
	3.11.	Material Contracts.	25
	3.12.	Insurance Coverage	27
	3.13.	Insurance Matters.	27
	3.14.	Reserves and Reinsurance.	28
	3.15.	Labor Disputes; Employee Matters	29
	3.16.	Intellectual Property.	30
	3.17.	Relationships With Affiliates	31
	3.18.	Brokers or Finders	31
	3.19.	Bank Accounts	32
	3.20.	Availability of Assets	32
	3.21.	Business Relationships	32
	3.22.	Environmental Matters.	32
	3.23.	No Breaches	33
	3.24.	Full Disclosure	33
	3.25.	No Other Representations or Warranties	33

(i)

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT		34

	4.1.	Organization and Subsistence	34
	4.2.	Authority; No Conflict.	34
	4.3.	Due Diligence Review; No Reliance	34
	4.4.	Certain Proceedings	35
	4.5.	Brokers or Finders	35
	4.6.	Undisclosed Principals or Agents	35
	4.7.	Financing	35
	4.8.	No Breaches	35

5.	COVENANTS OF THE PARTIES		35

	5.1.	Mutual Covenants Regarding Taxes.	35
	5.2.	Access	37
	5.3.	Operation of the Business.	37
	5.4.	Acquisition Proposals.	39
	5.5.	Mutual Covenants Regarding Governmental Authorizations and Other Consents.	41
	5.6.	Supplementation and Correction and Information	41
	5.7.	Records Retention	42
	5.8.	Employee Benefits and Retention Bonuses.	42
	5.9.	Restrictive Covenants.	43
	5.10.	Use of Eastern Name	45

6.	CONDITIONS TO CLOSING		45

	6.1.	Conditions Precedent to Purchaser and Parent’s Obligation to Close	45
	6.2.	Conditions Precedent to Seller’s Obligation to Close	47

7.	INDEMNIFICATION; REMEDIES		48

	7.1.	Survival	48
	7.2.	General Indemnification and Reimbursement by Seller	48
	7.3.	General Indemnification and Reimbursement by Purchaser	48
	7.4.	Tax Indemnification; Apportionment of Taxes.	49
	7.5.	Time Limitations.	50
	7.6.	Limitations on Amount of Liability.	50
	7.7.	Procedure for Indemnification - Third Party Claims.	51
	7.8.	Exclusive Remedy; Etc.	53
	7.9.	Characterization of Indemnity Payments	53

8.	TERMINATION		53

	8.1.	Termination Events	53
	8.2.	Effect of Termination.	54

(ii)

9.	GENERAL PROVISIONS		54

	9.1.	Expenses	54
	9.2.	Public Announcements	54
	9.3.	Confidentiality	55
	9.4.	Notices	55
	9.5.	Jurisdiction; Venue	56
	9.6.	Further Assurances	56
	9.7.	Waiver	56
	9.8.	Entire Agreement and Modification	56
	9.9.	Assignments, Successors, and No Third-Party Rights	57
	9.10.	Severability	57
	9.11.	Section Headings, Construction	57
	9.12.	Time of Essence	57
	9.13.	Governing Law	57
	9.14.	Negotiated Agreement	57
	9.15.	Counterparts	57

(iii)

EXHIBITS

Exhibit A	-	General Release

Exhibit B	-	Transition Services Agreement

Exhibit C	-	Promissory Note
Exhibit D	-	Real Estate Sublease

SCHEDULES

Schedule A	-	Leased Office

Schedule B	-	Permitted Encumbrances

Schedule 3.2(b)	-	Encumbrances

Schedule 3.2(c)	-	Equity and Ownership Interests

Schedule 3.3(c)	-	Authority; No Conflict

Schedule 3.3(d)	-	Notices; Consents

Schedule 3.4(a)	-	Company Statutory Financial Statements

Schedule 3.4(c)	-	Obligations and Liabilities

Schedule 3.4(d)	-	Indebtedness

Schedule 3.4(e)	-	Absence of Certain Changes

Schedule 3.4(h)	-	Examinations

Schedule 3.6	-	Title to Assets; Encumbrances; Real Estate Matters

Schedule 3.7	-	Taxes; Tax Returns

Schedule 3.8(a)	-	Director, Officers and Employees

Schedule 3.8(b)	-	Employee Benefit Plans

Schedule 3.8(c)	-	Exceptions Regarding Employee Benefit Plans

Schedule 3.8(d)	-	Obligations, Proceedings and Liabilities of Employee Benefit Plans

Schedule 3.9(a)	-	Compliance with Legal Requirements

Schedule 3.9(b)	-	Governmental Authorizations

Schedule 3.10(a)	-	Legal Proceedings

Schedule 3.10(b)	-	Orders

Schedule 3.11(a)	-	Material Contracts

(iv)

Schedule 3.11(b)	-	Enforceability of Material Contracts

Schedule 3.12	-	Insurance Coverage

Schedule 3.13(a)	-	Deductible or Participating Policies

Schedule 3.13(b)	-	Insurance Practices; Agents

Schedule 3.13(c)	-	Insurance Contracts and Rates

Schedule 3.13(d)	-	Producers

Schedule 3.14(c)	-	Reinsurance Treaties

Schedule 3.15	-	Labor Disputes; Employee Matters

Schedule 3.16(b)	-	Intellectual Property

Schedule 3.16(c)	-	Marks and Registered Copyrights

Schedule 3.17	-	Relationships with Affiliates

Schedule 3.19	-	Bank Accounts

Schedule 3.20	-	Availability of Assets

Schedule 3.21	-	Business Relationships

Schedule 3.22	-	Environmental Matters

Schedule 4.2	-	Consents

Schedule 5.8(e)	-	Severance Benefits

(v)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of the 4th day of May, 2010, among SECURITY AMERICAN FINANCIAL ENTERPRISES, INC., a Minnesota corporation (“Parent”), SECURITY LIFE INSURANCE COMPANY OF AMERICA, a Minnesota insurance company and a wholly-owned subsidiary of Parent (“Purchaser”), EASTERN INSURANCE HOLDINGS, INC., a Pennsylvania corporation (“Seller”), and EASTERN LIFE AND HEALTH INSURANCE COMPANY, a Pennsylvania insurance company and a wholly-owned subsidiary of Seller (the “Company”).

RECITALS

A. The Company is in the business of providing group life, vision, dental and disability insurance products to customers located primarily in the Mid-Atlantic and Southeast regions of the United States (the “Business”).

B. Seller owns all of the issued and outstanding shares of capital stock of the Company.

C. The respective boards of directors of Parent, Purchaser, Seller and the Company have approved the merger of the Company with and into Purchaser (the “Merger”) and approved the Merger upon the terms and subject to the conditions set forth in this Agreement.

D. It is the intention of Seller, Company, Parent and Purchaser that, for federal and state income tax purposes, the Merger be treated as a sale by the Company of its assets followed by a complete liquidation of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations, and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. DEFINITIONS; GENERAL PROVISIONS

1.1. Definitions. For purposes of this Agreement and the Exhibits and Schedules attached hereto, the following terms shall have the meanings specified or referred to below, unless the context otherwise requires:

1.1.1 “Acquisition Proposal” - as defined in Section 5.4(a).

1.1.2 “Affiliate” - with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person.

1.1.3 “Agreement” - this Agreement and Plan of Merger, including all amendments hereof and all Exhibits and Schedules hereto.

1.1.4 “Apportionment Date” - the end of the day on (and including) the Closing Date.

1.1.5 “Articles of Merger” - as defined in Section 2.2(a).

1.1.6 “Breach” - a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any Related Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

1.1.7 “Business” - as defined in Paragraph A of the Recitals of this Agreement.

1.1.8 “Cars” - two (2) 2007 Toyota cars and one (1) 2009 Toyota car used by the Company in the Business.

1.1.9 “Cash Consideration” - as defined in Section 2.5(b)(ii).

1.1.10 “Claim Notice” - as defined in Section 7.5(a).

1.1.11 “Closing” - the completion of the Contemplated Transactions pursuant to Section 2.7.

1.1.12 “Closing Date” - the date and time as of which the Closing actually takes place.

1.1.13 “Code” - the Internal Revenue Code of 1986, as amended, or any successor law, and any regulations promulgated by the IRS pursuant to that code or any successor law.

1.1.14 “Company” - as defined in the preamble to this Agreement.

1.1.15 “Company Annual Statutory Statement” - as defined in Section 3.4(a).

1.1.16 “Company Shares” - as defined in Section 3.2(a).

1.1.17 “Company Statutory Financial Statements” - as defined in Section 3.4(a).

1.1.18 “Company’s Accountants” - PricewaterhouseCoopers LLP, certified public accountants, who serve as the accounting firm for the Company and Seller.

1.1.19 “Confidential Information Memorandum” - as defined in Section 3.25.

1.1.20 “Confidentiality Agreement” - the confidentiality agreement, dated August 11, 2009, executed and delivered by Purchaser as a condition to its receipt of the Confidential Information Memorandum.

1.1.21 “Consent” - any approval, consent, ratification, waiver, or other authorization or release (including any Governmental Authorization).

1.1.22 “Contemplated Transactions” - collectively, all of the transactions contemplated by this Agreement and each of the Related Agreements.

1.1.23 “Contract” - any agreement or contract (whether written or oral) that is legally binding.

1.1.24 “Copyrights” - as defined in clause (b) of the definition of Intellectual Property.

1.1.25 “Damages” - collectively, all claims, Liabilities, obligations, losses, damages, deficiencies, assessments, Encumbrances, judgments, penalties, and out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against, or prosecuting any litigation, claim, action, suit, or other Proceeding or demand); provided, however, (a) in no event will “Damages” include lost profits (including damages measured by a multiple of earnings) or any other consequential, indirect, incidental, exemplary, special or punitive damages, and (b) in the event that the loss, claim or other Liability that gave rise to the right to receive indemnification (i) is recovered by the Indemnified Party pursuant to any indemnification agreement with any third party, or source of reimbursement through any third party, or any insurance maintained by or for the benefit of the Indemnified Party, or (ii) results in a Tax benefit to the Indemnified Party, the amount of any “Damages” will be reduced by the amount of (A) any such indemnification, reimbursement or insurance payments paid or available to the Indemnified Party and (B) any such Tax benefits actually received, as appropriate.

1.1.26 “Debtor Relief Laws” - collectively, any bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally.

1.1.27 “Deductible” - as defined in Section 7.6(a).

1.1.28 “Dollars” and “$” - dollars constituting legal tender for the payment of public and private debts in the United States of America.

1.1.29 “Eastern Name” - as defined in Section 5.10.

1.1.30 “Effective Time” - as defined in Section 2.2(a).

1.1.31 “Employee Benefit Plans” - collectively, any plan, program, arrangement, agreement, or commitment that is a severance or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, pension, stock purchase, stock option, restricted stock, profit sharing, 401(k), severance pay, life, health, disability, accident, medical insurance, vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” as defined in §3(3) of ERISA that is maintained by the Company or for the benefit of the Company’s employees or former employees or to which the Company contributes, or has any obligation to contribute, or with respect to which the Company is a “plan sponsor” (as defined in §3(16)(B) of ERISA) or in which the Company otherwise participates.

1.1.32 “Encumbrance” - any charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, restriction, covenant, easement, license, lease, mortgage, obligation, title defect or imperfection or right of others.

1.1.33 “Environmental Claim” - as defined in Section 3.22(a).

1.1.34 “Environmental Laws” - as defined in Section 3.22(a).

1.1.35 “ERISA” - the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and any regulations and rules issued pursuant to that act or any successor law.

1.1.36 “Forms” - as defined in Section 3.13(c).

1.1.37 “Fundamental Indemnification Carve-Out Claim” - as defined in Section 7.5(c).

1.1.38 “Fundamental Representations and Covenants” - as defined in Section 7.5(c).

1.1.39 “General Release” - the mutual general release to be executed by the Company, Seller and Seller’s Affiliates at the Closing substantially in the form attached hereto as Exhibit A.

1.1.40 “Governmental Authorization” - any Consent, license or permit issued, granted or given, or deemed given under the applicable Legal Requirement, by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including any Insurance Laws.

1.1.41 “Governmental Body” - any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity or authority of any nature, including any Insurance Regulators.

1.1.42 “Indebtedness” - as defined in Section 3.4(c).

1.1.43 “Indemnified Party” - as defined in Section 7.7(b).

1.1.44 “Indemnifying Party” - as defined in Section 7.7(b).

1.1.45 “Insurance Agents” - as defined in Section 3.13(b).

1.1.46 “Insurance Contracts” - as defined in Section 3.13(c).

1.1.47 “Insurance Laws” - all laws, rules and regulations applicable to the business of insurance and the regulation of insurance companies and insurance holding companies, whether domestic or foreign, and all applicable Orders of Governmental Bodies and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.

1.1.48 “Insurance Regulators” - all Governmental Bodies regulating the business of insurance under the Insurance Laws.

1.1.49 “Intellectual Property” - collectively, the following intangible assets:

(a) all fictitious business names, corporate names, and any trade names, Internet domain names, registered and unregistered trademarks, service marks, logos and other commercial symbols (including the name “Eastern Life and Health Insurance Company”), together with all translations, adaptations, derivations and combinations thereof that are used in connection therewith and including all goodwill associated therewith and any applications or registrations therefor, and renewals in connection therewith (collectively, the “Marks”);

(b) all copyrights in both published works and unpublished works and all applications, renewals and registrations thereof (collectively, the “Copyrights”);

(c) all inventions (whether or not patentable), trade secrets, proprietary rights and business information (including ideas, research and development, know-how, compositions, technical data, designs, concepts, drawings, specifications, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals);

(d) all computer software and databases (including data and related documentation) (“Software”);

(e) the telephone number (800) 233-0307 and any other telephone and fax numbers used by Seller or the Company primarily in the Business; and

(f) all content, images, source and object codes, domain name registrations, and licenses; hosting, linking, development and other contracts; and other rights and property relating to the operation and maintenance of the elhins.com Web site, and any other Web sites used by Seller or the Company primarily in the Business (the “Web site”).

1.1.50 “IRS” - the United States Internal Revenue Service.

1.1.51 “Knowledge” - a Person will be deemed to have “Knowledge” of a particular fact or matter if, after reasonable inquiry, such Person is actually aware of such fact or matter, or if a prudent person acting in the normal and ordinary course of his or her employment could be expected to have been aware of such fact or matter; provided, however, that Seller will only be deemed to have “Knowledge” of a particular fact or matter if, after reasonable inquiry, any of Bruce Eckert, Michael Boguski, Kevin Shook, Brent Shirk, Curtis Melville, or Christine Gimber, is actually aware of such fact or matter, or if a prudent person acting in the normal and ordinary course of his or her employment could be expected to have been aware of such fact or matter.

1.1.52 “Leased Office” - the Company’s office located in Lancaster, Pennsylvania identified on Schedule A.

1.1.53 “Legal Requirement” - any United States federal, state, or local law, ordinance, principle of common law, regulation, statute or Order as in effect on the Closing Date.

1.1.54 “Liabilities” - collectively, any debt, obligation, or liability.

1.1.55 “Management Services Agreement” - the Management Services Agreement, effective January 1, 2009, by and among Eastern Services Corporation and the Company, Global Alliance Holdings, Ltd., Eastern Alliance Insurance Company, Allied Eastern Indemnity Company, Eastern Advantage Assurance Company, Employers Alliance, Inc, and Employers Security Insurance Company.

1.1.56 “Market Conduct Activities” - as defined in Section 3.13(b).

1.1.57 “Marks” - as defined in clause (a) of the definition of Intellectual Property.

1.1.58 “Material Adverse Effect” - any event, circumstance, change, occurrence or effect that, individually, has a material and adverse effect upon the assets, liabilities, financial condition or operating results of the Company, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, including interest rates, insurance premium rates and other conditions related to the Business, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States generally accepted accounting principles or State Statutory Accounting Practices, (v) changes in law, rules, regulations, Orders, or other binding directives issued by any Government Body, (vi) the taking of any action contemplated by this Agreement or any of the Related Agreements, (vii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes, or (viii) changes resulting from the announcement of the execution of this Agreement or the Contemplated Transactions, (b) any existing event, occurrence, or circumstance with respect to which Purchaser or any of its directors, officers, consultants, accountants or legal counsel has Knowledge as of the date hereof, and (c) any adverse change in, effect on, or development with respect to, the Business which is cured by Seller before the earlier of (x) the Closing Date or (y) the date on which this Agreement is terminated pursuant to Section 8.

1.1.59 “Material Contracts” - as defined in Section 3.11(a).

1.1.60 “Materials of Environmental Concern” - as defined in Section 3.22(a).

1.1.61 “MBCA” - the Minnesota Business Corporation Act, as amended.

1.1.62 “Merger Consideration” - as defined in Section 2.5(a).

1.1.63 “Noncompetition Period” - the five-year period commencing on the Closing Date and continuing until and including the fifth anniversary of the Closing Date.

1.1.64 “Note” - as defined in Section 2.5(b)(i).

1.1.65 “Order” - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body.

1.1.66 “Organizational Documents” - collectively, with respect to a Person that is a corporation, (a) the articles or certificate of incorporation of such Person, (b) the Bylaws of such Person and (c) any other organizational or similar document pertaining to such Person.

1.1.67 “Parent” - as defined in the preamble to this Agreement.

1.1.68 “PBGC” - the Pension Benefit Guaranty Corporation.

1.1.69 “PBCL” - the Pennsylvania Business Corporation Law of 1988, as amended.

1.1.70 “Pension Plan” - means the Eastern Life and Health Insurance Company Pension Plan (formerly known as the Educators Mutual Life Insurance Pension Plan), Plan No. 001, and its related trust and assets.

1.1.71 “Permitted Encumbrances” - collectively, the Encumbrances set forth on Schedule B.

1.1.72 “Person” - any individual, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, or other legal entity or Governmental Body.

1.1.73 “Pre-Closing Tax Period” - any Tax period ending on or before the Closing Date, and, with respect to a Tax period that begins before the Closing Date and ends after the Closing Date, the portion of such Tax period that ends at the end of the day on the Closing Date.

1.1.74 “Pre-Merger Distribution” – as defined in Section 2.4.

1.1.75 “Proceeding” - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.1.76 “Proposed Settlement” - as defined in Section 7.7(d).

1.1.77 “Purchaser” - as defined in the preamble to this Agreement.

1.1.78 “Purchaser Indemnitees” - as defined in Section 7.2.

1.1.79 “Qualified Plans” - as defined in Section 3.8(c).

1.1.80 “Related Agreements” - collectively, all agreements, documents, certificates and instruments to be delivered pursuant to or in connection with this Agreement or the Contemplated Transactions, as well as all exhibits, annexes, and schedules to any of the foregoing.

1.1.81 “Representative” - with respect to a particular Person shall include any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, investment bankers and other financial advisors.

1.1.82 “Restricted Territory” - collectively, the geographic territory consisting of North America.

1.1.83 “Retiree Benefit Plan” - the Company’s post-retirement medical and life insurance benefits and liabilities to current and former employees (including retirees), and their dependents, including such benefits and liabilities described in the 2009 Benefit Cost Report of Postretirement Medical and Life Insurance Benefits for Employees of Eastern Life & Health Insurance Company, dated January 23, 2009, issued by actuary John R. Markley to the Company, or any update to or successor to such report.

1.1.84 “Securities Exchange Act” - the Securities Exchange Act of 1934, as amended, or any successor law, and any regulations promulgated thereunder.

1.1.85 “Seller”- as defined in the preamble to this Agreement.

1.1.86 “Seller Indemnitees” - as defined in Section 7.3.

1.1.87 “Shareholders’ Equity” - as of any given date, (a) the assets of the Company minus (b) the liabilities of the Company, determined in accordance with generally accepted accounting principles consistently applied; provided, however, that the liabilities of the Company shall be calculated without regard to any transaction expense incurred by the Company that is paid by Seller or the Company at or prior to the Closing.

1.1.88 “Software” - as defined in clause (d) of the definition of Intellectual Property.

1.1.89 “State Statutory Accounting Practices” - with respect to any jurisdiction, the applicable accounting practices prescribed or permitted by such jurisdiction’s Insurance Regulator for purposes of financial reporting.

1.1.90 “Statutory Capital and Surplus” - as of any given date, the total capital and surplus of the Company, as determined in accordance with State Statutory Accounting Practices consistently applied.

1.1.91 “Straddle Period” - any Tax period that begins before the Closing Date and ends thereafter.

1.1.92 “Surviving Company” - as defined in Section 2.1.

1.1.93 “Superior Proposal” - as defined in Section 5.4(c).

1.1.94 “Tax” (including, with correlative meaning, “Taxes”) - with respect to the Company, (a) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, alternative or add on minimum tax, customs duty or other tax, fee, assessment or charge of any kind whatsoever, together with any interest and penalty, addition to tax or additional amount imposed by any Governmental Body in connection with the determination, assessment, collection, refund, or payment of any Tax, including any amendments thereto and (b) any Liability for the payment of any amounts of the type described in paragraph (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax indemnity or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as transferee or successor, by contract or otherwise.

1.1.95 “Tax Claim” - as defined in Section 7.5(b).

1.1.96 “Tax Return” - any return, report, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, including any schedules, attachments or amendments thereto.

1.1.97 “Third Party Claims” - as defined in Section 7.7(b).

1.1.98 “Threatened” - a Proceeding, claim, dispute or other matter will be deemed to have been “Threatened” with respect to any Person, if such Person has received any written demand, statement or other written notice with respect to such Proceeding, claim, dispute or other matter.

1.1.99 “Transition Services Agreement” - the transition services agreement to be entered into by Purchaser and Seller at the Closing in the form attached hereto as Exhibit B.

1.2. General Provisions; Incorporation of Recitals.

(a) Unless expressly provided otherwise in this Agreement, or the Related Agreements, or unless the context requires otherwise:

(i) all capitalized terms used in the Related Agreements that are defined in this Agreement shall have the respective meanings ascribed to them herein;

(ii) all accounting terms used in this Agreement and in the Related Agreements shall have the meanings ascribed to them in accordance with State Statutory Accounting Practices;

(iii) the singular shall mean the plural, the plural shall mean the singular, and the use of any gender shall include all genders; and all references to any particular party defined herein shall be deemed to refer to each and every Person defined herein as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;

(iv) all references to “Sections” shall be deemed to refer to the provisions of this Agreement and all references to “Schedules” and “Exhibits” shall be deemed to refer to the schedules and exhibits annexed to this Agreement;

(v) all references to time herein shall mean Eastern Standard Time or Eastern Daylight Time, as then in effect;

(vi) all references to any section (§), sections (§§), paragraphs, or other provisions of any Legal Requirement that consists of a law, ordinance, regulation, statute, or treaty, shall be deemed to include successor, amended, renumbered, and replacement provisions thereof as of the Closing Date;

(vii) the word “including” shall not limit the preceding words or terms;

(viii) the terms “hereof,” “hereby,” “hereunder,” “herein” and similar terms shall refer to this Agreement as a whole; and

(ix) the terms “party” or “parties” shall refer to Seller and Purchaser and their respective successors and permitted assigns, individually or collectively, as the context may require.

(b) The provisions set forth above in the Recitals are hereby incorporated by reference into this Agreement and made a part hereof as if set forth in their entirety in this Section 1.2(b).

2. MERGER; MERGER CONSIDERATION; CLOSING

2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MBCA and PBCL, at the Effective Time, (a) the Company will be merged with and into Purchaser, (b) the separate existence of the Company will cease, (c) Purchaser will continue its existence under Minnesota law as the surviving corporation in the Merger (the “Surviving Company”), and (d) Purchaser will succeed to and assume all the rights, powers, privileges, claims, franchises, licenses and properties of the Company, and all debts and obligations of the Company in accordance with the applicable provision of the MBCA and PBCL.

2.2. Effective Time; Conversion of Company Shares.

(a) Effective Time; Articles of Merger. Subject to the provisions of this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be completed by filing properly executed articles of merger or other appropriate documents (the “Articles of Merger”) with the Minnesota Commissioner of Commerce and Minnesota Secretary of State and Pennsylvania Department of State in accordance with the provisions of the MBCA and PBCL. The Merger shall become effective at the time of the filing of the Articles of Merger with the Minnesota Secretary of State and Pennsylvania Department of State (the “Effective Time”), which shall be simultaneous with or substantially simultaneous with the Closing.

(b) Conversion of Company Shares. At the Effective Time, or at such time as specified in the Articles of Merger, by virtue of the Merger and without any action on the part of Seller, (i) all of the Company Shares shall be converted into, and become exchangeable for, the right to receive the Merger Consideration payable to Seller pursuant to and in accordance with Section 2.5, (ii) Seller shall cease to be and shall have no rights as a shareholder of the Company, other than the right to receive the Merger Consideration hereunder, and (iii) the Merger Consideration delivered to Seller pursuant to and in accordance with Section 2.5 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares and there shall be no further registration or transfers on the records of the Surviving Company of the Company Shares.

2.3. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the MBCA, including the following:

(a) Articles. The articles of incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Company until thereafter amended as provided therein or by the MBCA.

(b) Bylaws. The Bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Company until thereafter amended in accordance with the articles of incorporation of the Surviving Company, such Bylaws and the MBCA.

(c) Directors. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Company, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and Bylaws of the Surviving Company and with the MBCA.

(d) Officers. The officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Company, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the charter and Bylaws of the Surviving Company and with the MBCA.

2.4. Pre-Merger Distribution. The parties acknowledge and agree that, prior to the Merger, Seller will cause Company to distribute to Seller (or its designated Affiliate) Company investment securities (including fixed income securities) and cash, which may include the proceeds of the sale of, or any other assets received in exchange, for Company investment securities, having an aggregate dollar value equal to the Company’s Statutory Capital and Surplus as of the close of the month immediately preceding the Merger (the “Pre-Merger Distribution”). Distributions on account of the Pre-Merger Distribution shall have a cumulative value equal to the sum of (i) the aggregate amount of cash that is distributed, plus (ii) the aggregate fair market value of the investment securities that are distributed in kind, on account of the Pre-Merger Distribution. Investment securities distributed in kind on account of the Pre-Merger Distribution will be valued as of the date of distribution; provided, however, that any change in the value of any of the Company’s investment securities after the close of the month immediately preceding the Merger shall be borne by Seller, and shall not affect the amount of the Pre-Merger Distribution or the Merger Consideration. For the avoidance of doubt, the parties acknowledge and agree that, notwithstanding the other provisions of this Agreement, Company will from time to time prior to the Merger (i) distribute Company investment securities, (ii) sell or exchange Company investment securities, and (iii) distribute the proceeds of the sale or exchange of Company investment securities (and other cash) to Seller (or its designated Affiliate) on account of, and in the aggregate amount of, the Pre-Merger Distribution.

2.5. Merger Consideration.

(a) Determination of Merger Consideration. The aggregate consideration (the “Merger Consideration”) to be paid by Purchaser and Parent to Seller at Closing in connection with the Merger shall be an amount equal to (i) the Company’s Shareholders’ Equity determined as of the last day of the month immediately preceding the Closing, minus (ii) the amount of the Pre-Merger Distribution, plus (iii) the sum of Two Hundred Fifty Thousand Dollars ($250,000.00).

(b) Payment of Merger Consideration. The Merger Consideration shall be payable as follows:

(i) a duly executed promissory note issued by Parent in the form attached hereto as Exhibit C (the “Note”) in favor of Seller (or its designated Affiliate) in the principal amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00), which shall include a right of offset as described in the Note; and

(ii) an amount equal to the difference between the Merger Consideration and the Note, payable by Purchaser to Seller (or its designated Affiliate) by wire transfer of immediately available funds (the “Cash Consideration”).

2.6. Closing Deliveries. At the Closing:

(a) Seller and/or the Company will deliver, or cause to be delivered, to Purchaser:

(i) copies of the Articles of Incorporation of Seller and the Company, certified as of a recent date by the Pennsylvania Department of State;

(ii) certificates of good standing of Seller and the Company, issued as of a recent date by the Pennsylvania Department of State;

(iii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (A) no amendments to the Articles of Incorporation of the Company since a specified date, (B) the Bylaws of the Company, (C) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the Contemplated Transactions, and (D) the incumbency and signatures of the officers of the Company executing this Agreement and any Related Agreements;

(iv) a certificate of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (A) no amendments to the Articles of Incorporation of Seller since a specified date, (B) the Bylaws of Seller, (C) the resolutions of the Board of Directors of Seller, acting on its own behalf and as sole shareholder of the Company, authorizing the execution and performance of this Agreement and the Contemplated Transactions in accordance with the PBCL, and (D) the incumbency and signatures of the officers of Seller executing this Agreement and any Related Agreements;

(v) all Consents required to be obtained by the Company with respect to the consummation of the Contemplated Transactions;

(vi) the Articles of Merger executed by the Company;

(vii) the General Release executed on behalf of the Company and Seller;

(viii) a closing certificate executed by Seller;

(ix) a subsistence certificate with respect to the Company from each jurisdiction, if any, in which the Company is qualified to conduct business as a foreign corporation), dated not more than thirty (30) days prior to the Closing Date, indicating that the Company is in good standing in such jurisdictions;

(x) the written resignation of all officers and directors of the Company;

(xi) a legal opinion from counsel to Seller in customary form reasonably acceptable to Purchaser;

(xii) an executed real estate sublease between Seller or one of its Affiliates and Purchaser for the Leased Office substantially in the form attached hereto as Exhibit D;

(xiii) executed certificates of title for the Cars;

(xiv) the Assumption Agreements and any related plan amendments described in Sections 5.8(g) and 5.8(h);

(xv) evidence of transfer of ownership of the Web site from Seller to the Company;

(xvi) a release of the Company from any guarantees of financing obligations of Seller; and

(xvii) all other certificates, instruments, agreements, and documents required to be delivered by the Company or Seller pursuant to this Agreement or any of the Related Agreements or reasonably requested by Purchaser in connection with the completion of the Contemplated Transactions.

(b) Purchaser and/or Parent will deliver, or cause to be delivered, to Seller:

(i) the Merger Consideration, payable in the manner described in Section 2.5;

(ii) copies of the Articles of Incorporation of Purchaser and Parent, certified as of a recent date by the Secretary of State of the State of Minnesota;

(iii) certificates of good standing of Purchaser and Parent, issued as of a recent date by the Secretary of State of the State of Minnesota;

(iv) a certificate of the Secretary or an Assistant Secretary of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (A) no amendments to the Articles of Incorporation of Purchaser since a specified date, (B) the Bylaws of Purchaser, (C) the resolutions of the Board of Directors of Purchaser authorizing the execution and performance of this Agreement and the Contemplated Transactions, (D) the resolutions of the shareholders of Purchaser approving and adopting this Agreement in accordance with the MBCA, and (E) the incumbency and signatures of the officers of Purchaser executing this Agreement and any Related Agreements;

(v) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (A) no amendments to the Articles of Incorporation of Parent since a specified date, (B) the Bylaws of Parent, (C) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the Contemplated Transactions, and (D) the incumbency and signatures of the officers of Parent executing this Agreement and any Related Agreements;

(vi) all Consents required to be obtained by Purchaser with respect to the consummation of the transactions contemplated by this Agreement;

(vii) the Articles of Merger executed by Purchaser;

(viii) a closing certificate executed by Purchaser;

(ix) a legal opinion from counsel to Purchaser in customary form reasonably acceptable to Seller;

(x) an executed real estate sublease between Seller or one of its Affiliates and Purchaser for the Leased Office substantially in the form attached hereto as Exhibit D;

(xi) the Assumption Agreement described in Sections 5.8(g) and 5.8(h); and

(xii) all other certificates, instruments, agreements and documents required to be delivered by Purchaser and Parent pursuant to this Agreement or any other Related Agreements or reasonably requested by Seller in connection with the completion of the Contemplated Transactions.

(c) Each of Seller and Purchaser will also cause to be delivered to the other party a counterpart signature page to a mutually agreed upon Transition Services Agreement.

(d) At the Closing, Seller shall deliver to Purchaser for cancellation the certificate representing all of the outstanding shares of capital stock of the Company.

2.7. Closing. Unless this Agreement is terminated in accordance with Section 8, the Closing will take place at the offices of Stevens & Lee, 620 Freedom Business Center, Suite 200, King of Prussia, Pennsylvania, at 10:00 A.M. on the date that is five (5) days following the date that all approvals, consents and other conditions set forth in Section 6 have been obtained, waived, or satisfied (or, if contemplated to be satisfied simultaneously with the Closing, are capable of being satisfied), or at such other time, date or place as may be mutually agreed upon by Purchaser and Seller.

2.8. Allocation of the Merger Consideration.

(a) The Merger Consideration shall be allocated among the assets acquired by Purchaser in the Merger in accordance with Section 1060 of the Code, as agreed and set forth by Parent, Purchaser, Seller and Company in IRS Form 8594, Asset Acquisition Statement Under Section 1060 (the “Purchase Price Allocation”), to be completed at or prior to Closing. Any payment made under Sections 7.2, 7.3 or 7.4 shall be treated by as an adjustment to the Merger Consideration unless a determination (as defined in §1313 of the Code) with respect to the indemnitee causes any such payment not to constitute an adjustment to the Merger Consideration for federal income tax purposes. In the event of an adjustment to the Merger Consideration as a result of a payment made under Sections 7.2, 7.3 or 7.4 or otherwise, the parties hereby agree to amend the Purchase Price Allocation in accordance with Section 1060 of the Code. If the parties are unable to agree upon the Purchase Price Allocation as of Closing, or to any amendments to the Purchase Price Allocation after Closing, an independent reputable accounting firm mutually agreeable to both parties or, if necessary, appointed by a judge in the Court of Common Pleas of Lancaster County, Pennsylvania, will make a binding determination of the Purchase Price Allocation in accordance with Section 1060 of the Code. The fees and expenses of the independent accounting firm incurred pursuant to this Section shall be borne equally by Seller and Purchaser.

(b) The Purchase Price Allocation, as the same may be amended in accordance with Section 2.8(a), shall, for federal and state income tax purposes, be binding on the Parent, Purchaser, Seller and Company. Parent, Purchaser, Seller and Company shall file their respective Tax Returns in accordance with such allocation and shall not take any position inconsistent with such allocation, unless Seller or Purchaser, as the case may be, reasonably determines (and notifies the other parties to this Agreement) that such allocation is contrary to applicable Legal Requirements.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that, except as set forth on the Schedules, which exceptions shall be deemed part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, and shall be true and complete as of the Closing:

3.1. Organization, Subsistence, and Foreign Qualification. The Company is an insurance company duly organized, validly existing, and subsisting under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to (a) conduct the Business as it is now being conducted, (b) own or use the property and assets that it owns or uses, and (c) perform all its obligations under all Material Contracts. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification or licensing and in which the failure to so qualify or be licensed would have a Material Adverse Effect. Seller is a corporation duly incorporated, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania.

3.2. Capitalization; No Subsidiaries.

(a) The authorized capital of the Company consists of 150,000 authorized shares of common stock, no par value, all of which are issued and outstanding and owned by Seller (the “Company Shares”).

(b) All of the Company Shares are duly authorized, validly issued and outstanding, fully paid and non-assessable. There are no shares of the Company’s capital stock that are reserved for any purpose. Except as set forth on Schedule 3.2(b), Seller owns the Company Shares beneficially and of record, free and clear of all Encumbrances. Except for the Contemplated Transactions, neither Seller nor the Company has any commitment or obligation to redeem, buy, issue, deliver or sell any shares of capital stock of the Company or any securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to put, or subscribe for, purchase or otherwise acquire from the Company or Seller, any shares of the Company’s capital stock, and no such securities or obligations are issued or outstanding. There are no (A) securities convertible into or exercisable or exchangeable for the capital stock or other securities of the Company, (B) options, warrants, stock awards or other rights to purchase or subscribe for the capital stock or other securities of the Company or securities which are convertible into or exercisable or exchangeable for capital stock or other securities of the Company, or (C) Contracts, commitments, agreements, understandings or arrangements of any kind, or stock option, equity incentive or similar plans relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exercisable or exchangeable securities or any such options, warrants or other rights.

(c) Except as set forth on Schedule 3.2(c), as of the date of this Agreement, the Company does not (i) own directly or indirectly, whether beneficially or of record, any capital stock or other equity securities of any Person or (ii) have any direct or indirect equity or other ownership interest or investment in any Person or business, and immediately prior to the Closing, Seller shall deliver to Purchaser a revised copy of Schedule 3.2(c), which shall be true and complete as of the Closing Date.

3.3. Authority; No Conflict; Consents.

(a) Each of Seller and the Company has full corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Company and Seller. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Seller and the Company, and no other corporate proceedings on the part of Seller or the Company are necessary to authorize this Agreement or to consummate the Merger or any of the Contemplated Transactions. The shareholders of Seller are not required to approve this Agreement or the Merger or the Contemplated Transactions.

(b) This Agreement constitutes the legal, valid, and binding obligation of Seller and the Company, enforceable against them in accordance with its terms, except as such enforceability may be limited by any Debtor Relief Laws. Upon the execution and delivery by Seller and/or the Company of the Related Agreements to which Seller and/or the Company is a party, such Related Agreements will constitute the legal, valid, and binding obligations of Seller and/or the Company, enforceable against Seller and/or the Company in accordance with their respective terms, except as such enforceability may be limited by any Debtor Relief Laws.

(c) Except as set forth on Schedule 3.3(c), neither the execution, delivery, and performance of this Agreement and the Related Agreements nor the completion of the Contemplated Transactions will, (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or Seller, (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller is subject, (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, or terminate any Governmental Authorization that is listed on Schedule 3.9(b); (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate any Material Contract, or (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Company Shares or any of the property or assets of the Company.

(d) Except as set forth on Schedule 3.3(d), neither the Company nor Seller is, or will be, required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery and performance of this Agreement and the Related Agreements or the completion of the Contemplated Transactions.

3.4. Financial Statements; Etc.

(a) Schedule 3.4(a) contains true and complete copies of the statutory financial statements, as filed or to be filed with the applicable Insurance Regulator for the years ended December 31, 2009, December 31, 2008 and December 31, 2007, together with all exhibits and schedules thereto (each, a “Company Annual Statutory Statement,” and collectively, the “Company Statutory Financial Statements”). The Company Statutory Financial Statements have been prepared in accordance with State Statutory Accounting Practices, consistently applied throughout the periods referred to therein, except as referred to in the notes, exhibits or schedules thereto. The Company Statutory Financial Statements present fairly in all material respects the financial position and the results of operations of the Company as at the respective dates of and for the periods referred to therein in accordance with State Statutory Accounting Practices, consistently applied, except as referred to in the notes, exhibits or schedules thereto. The financial statements contained in the Company Statutory Financial Statements have been audited by the Company’s Accountants, and the Company has made available to Purchaser true and complete copies of all audit opinions related thereto. No deficiencies have been asserted by any Insurance Regulator with respect to such Company Statutory Financial Statements.

(b) As soon as practicable, Seller shall deliver to Purchaser the Company’s unaudited financial statements for the quarter ending March 31, 2010, which shall present fairly in all material respects the financial position and the results of operations of the Company as at the dates of and for the periods referred to therein in accordance with State Statutory Accounting Practices, consistently applied, except as referred to in the notes, exhibits or schedules thereto.

(c) Except as set forth in Schedule 3.4(c), and except as and to the extent set forth in the 2009 Company Annual Statutory Statement, the Company does not have any liabilities or obligations of any nature, whether or not accrued, whether absolute, contingent or otherwise, that would otherwise be required to be disclosed in the Company’s statutory financial statements or in a footnote thereto pursuant to State Statutory Accounting Practices, consistently applied, (including unasserted claims, whether known or unknown, and including any Extra Contractual Liabilities under any of the insurance contracts of the Company in force at or issued prior to Closing). As used herein, the term “Extra Contractual Liabilities” means all liabilities for fines, fees, penalties, compensatory, consequential, exemplary, punitive or other special or similar damages, or any settlement, defense or investigation costs incurred which relate to or arise in connection with any alleged or actual act, error, omission, whether or not intentional, negligent, in bad faith or otherwise, by the Company or its Affiliates or any officers, directors, employees, or agents, of the Company or its Affiliates, in (i) the design, marketing, advertising, sale, underwriting, rating of, rates chargeable under or rate increases pertaining to, issuance, cancellation or administration of the insurance contacts marketed or sold by the Company prior to Closing; (ii) the investigation, defense, trial, settlement or handling of claims, benefits or any other payments under such insurance contracts; or (iii) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits claims or any other amounts due or alleged to be due under such insurance contracts, by the Company or any of its Affiliates, agents, subcontractors, or administrators.

(d) Indebtedness. Except as set forth in Schedule 3.4(d) (which sets forth for each item of Indebtedness, the aggregate amount owing thereunder and all of the contracts,

agreements, documents and other instruments that relate to such Indebtedness), the Company is not obligated with respect to, or has any liability for, any Indebtedness, and the Company is not a party to any derivative financial instrument, hedge or swap (including with respect to interest rates or foreign currency). The Company has delivered to Purchaser correct and complete copies of all documents relating to any such Indebtedness or any derivative financial instrument, hedge or swap. As used herein, “Indebtedness” of any Person means:

(i) all indebtedness for borrowed money;

(ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services other than trade accounts arising in the ordinary course of business;

(iii) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured);

(iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person;

(vi) all obligations of such Person as lessee which should be capitalized in accordance with GAAP;

(vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

(viii) all accounts payable that are past due according to their invoice terms; and

(ix) all agreements, undertakings or arrangements by which any Person guarantees, endorses or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise assure a creditor against loss) the indebtedness or other similar obligation or liability of any other Person, or guarantees the payment of dividends, or other distributions upon the equity securities or interests of any other Person.

(e) Absence of Certain Changes. Except as set forth in Schedule 3.4(e), since December 31, 2009, (i) no event or change has occurred that has had or, to the Knowledge of the Seller, would reasonably be expected to result in a Material Adverse Effect, and (ii) the Company has in all material respects conducted the Business in the ordinary course consistent with past practice.

(f) Regulatory Reports. Since January 1, 2006, the Company (i) has filed all reports and statements, together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws, and (ii) has paid all fees and assessments due and payable under the Insurance Laws.

(g) Investigations. Except for normal examinations conducted by Insurance Regulators in the ordinary course of the Business, no Insurance Regulators have initiated any Proceeding inquiring into the business or operations of the Company since January 1, 2006. There is no unresolved Proceeding initiated by any Insurance Regulators with respect to the Company.

(h) Examinations. Schedule 3.4(h) lists all financial examinations that any Insurance Regulator has conducted with respect to the Company since January 1, 2006. The Company has made available to Purchaser correct and complete copies of all reports issued by the applicable Insurance Regulator with respect to the financial examinations identified on Schedule 3.4(h). There are no regulatory examinations of the Company currently in process.

(i) Form A Notices. The Company has not received from any Person any Notice on Form A or such other form as may be prescribed under applicable Insurance Laws indicating that such Person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to enter into or has entered into any agreement to exchange securities for, or intends to acquire or has acquired (in the open market or otherwise), any voting security of the Company, or has entered into any agreement or intends to acquire assets of the Company, if after the consummation thereof such Person would directly or indirectly be in control of the Company.

3.5. Books and Records. The books of account, minute books, stock record books, and other records of the Company are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices and applicable Legal Requirements.

3.6. Title To Assets; Encumbrances; Real Estate Matters. The Company does not own or lease any real property. The Company occupies office space in the Leased Office and in another office in Charlotte, North Carolina, for which one of its Affiliates is the named lessee, and contributes to the monthly lease payments. Schedule 3.6 provides a substantially true and complete list of all of the tangible personal property used by the Company in operating the Business, all of which is owned by the Company. The Company has (a) good and marketable title to all of its property and assets (other than Intellectual Property, with respect to which the representations and warranties of Seller set forth in Section 3.16 regarding title thereto and other matters set forth therein shall govern and control), which property and assets will not, at the Closing, be subject to any Encumbrance other than the Permitted Encumbrances identified on Schedule B that specifically relate to such property and assets. At the Closing, Purchaser will also acquire title to the Web site and the Cars free and clear of all Encumbrances other than Permitted Encumbrances identified on Schedule B.

3.7. Taxes. Except as set forth on Schedule 3.7:

(a) (i) Seller and the Company have timely filed or caused to be timely filed with the appropriate Governmental Body or other authority responsible for the administration of any Tax, and in accordance with all applicable Legal Requirements, all Tax Returns required to be filed by or on behalf of the Company, or including the Company, on or before the Closing Date (taking into account any valid extensions of time for filing), and Seller and the Company have timely paid in full or caused to be timely paid in full and in accordance with all applicable Legal Requirements all Taxes of the Company due and payable on or before the Closing Date (whether or not shown as due and payable on any Tax Return), (ii) all such Tax Returns are true, correct and complete in all material respects and (iii) there are no liens for Taxes upon the Company or its assets, except liens for current Taxes not yet due and payable. Schedule 3.7 lists all federal, state, local, and foreign Tax Returns filed by or on behalf of the Company, or including the Company, for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) All Taxes not yet due and payable by, or with respect to the income, assets, properties, activities or operations of, the Company did not, as of December 31, 2009, exceed the reserve for Tax liabilities (excluding deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets comprising a portion of the Company Annual Statutory Statement for 2009 (rather than in any notes thereto).

(c) There is no Proceeding or Order now pending against the Seller or Company in respect of any Tax of the Company, and no written notification of an intention to examine or written notice of deficiency or proposed adjustment for any amount of any Tax of the Company has been received by Seller or the Company or, to the Knowledge of Seller, is Threatened, by any Governmental Body. To the Knowledge of Seller, no claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction. During the five (5) year period immediately preceding the date hereof, (i) there has been no audit commenced against Seller or the Company regarding Taxes of the Company and (ii) no deficiency for any Taxes payable by, or relating to the income, assets, properties, activities or operations of, the Company has been asserted or assessed by any Governmental Body in writing pursuant to any examination, investigation, suit, Proceeding, claim or otherwise (or, to the Knowledge of Seller, has been Threatened).

(d) Seller and the Company have withheld from the Company’s employees, independent contractors, creditors, shareholder and other third parties (and timely paid to the appropriate Governmental Body if due and payable on or before the Closing Date) proper and accurate amounts of all Taxes for all Pre-Closing Tax Periods in compliance with all Tax withholding provisions of all applicable Legal Requirements (including, without limitation, income, social security and employment tax withholding for all types of compensation). Seller and the Company have timely filed all information returns or reports, including, without limitation, Forms 1099 and W-2, that were or are required to be filed by or on behalf of the Company, or including the Company, on or before the Closing Date, and have accurately reported all information required to be reported on such returns or reports.

(e) The Company is not (i) the subject of a Tax ruling that would have continuing effect after the Closing, (ii) the subject of a closing agreement with any Governmental Body that would have continuing effect after the Closing or (iii) subject to a power of attorney with respect to any Tax matters that would have continuing effect after the Closing.

(f) Neither the Company nor Seller is a foreign person within the meaning of Sections 897 and 1445 of the Code. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of any of the transfers contemplated by this Agreement.

(g) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for nontaxable treatment under Section 355 of the Code (i) at any time during the two-year period ending immediately prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(h) The Company has not engaged in any reportable transaction or listed transaction as defined in Section 6707A of the Code.

3.8. Employment Agreements; Employee Benefits; ERISA.

(a) Schedule 3.8(a) sets forth an accurate list of (i) all officers, directors, and employees of the Company, (ii) all offer letters or employment agreements with any such officers, directors and employees, and (iii) the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such officers, directors or employees as of the last payroll date immediately preceding the date of this Agreement.

Except as set forth in Schedule 3.8(a), the Company is not a party to or bound by any contract, plan, agreement or arrangement regarding the employment, consulting, severance or retirement from or termination of employment, of any director, officer or employee (past or present).

Except as set forth in Schedule 3.8(a), the Company has paid in full to, or accrued in the 2009 Company Annual Statutory Statement on behalf of, all of its respective employees, wages, salaries, commissions, bonuses and other direct compensation for all services performed by them to the date hereof and all amounts required to be reimbursed to such employees. Seller and the Company have no remaining obligations under the Transition Agreement dated March 4, 2005.

Except as set forth on Schedule 3.8(a), neither Seller nor the Company is a party to, has any obligation or other arrangement with respect to, or is bound by any contract which individually or collectively, would upon the consummation of the transaction contemplated by this Agreement require payment of a Change of Control Payment (as hereinafter defined). For purposes of the foregoing sentence, the term “Change of Control Payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

(b) Schedule 3.8(b) sets forth an accurate list of all Employee Benefit Plans. True, complete and correct copies of such plans and the summary plan descriptions for such plans, any agreements, insurance contracts and trusts related to such plans, any audit reports for such plans since 2006, and IRS Form 5500 filings for such plans since 2006, have been delivered to Purchaser or made available to Purchaser for review. Except for the Employee Benefit Plans described on Schedule 3.8(b), the Company does not sponsor, maintain, participate in, contribute to or have any liability with respect to any other Employee Benefit Plan. Except as set forth in Schedule 3.8(b), the Company is not, nor will the Company become, as a result of its past activities, liable to the PBGC or to any multiemployer employee pension benefit plan under the provisions of Title IV of ERISA. All Employee Benefit Plans listed on Schedule 3.8(b) and the administration thereof comply in all material respects with the terms thereof and all applicable provisions of the Code, ERISA, and all other applicable Legal Requirements. As of December 31, 2009, all accrued contribution obligations of the Company with respect to any Employee Benefit Plan listed on Schedule 3.8(b) have either been paid or are reflected on the Company’s Annual Statutory Statement for 2009.

(c) Except as set forth on Schedule 3.8(c), all Employee Benefit Plans listed on Schedule 3.8(b) that are intended to qualify (collectively, “Qualified Plans”) under §401(a) of the Code are, and have been so qualified and have been determined by the IRS to be so qualified, and copies of the most recent determination letters with respect thereto have been provided to Purchaser. All amendments required by the Code or ERISA have been made to the Qualified Plans before the applicable deadlines. Since September 30, 2006, except as disclosed on Schedule 3.8(c), all reports and other documents required to be filed with the United States Department of Labor, the PBGC or the IRS or any other Governmental Body or distributed to plan participants or beneficiaries (including actuarial reports, audits or Tax Returns) have been timely filed or distributed, and copies of the most recent reports and filings relating thereto have been provided or made available to Purchaser. Neither the Company, nor any of the Employee Benefit Plans listed on Schedule 3.8(b), has engaged in any transaction prohibited under the provisions of §4975 of the Code or §406 of ERISA. No Employee Benefit Plan listed on Schedule 3.8(b) has incurred an accumulated funding deficiency (as defined in §412(a) of the Code and §302(1) of ERISA); and the Company has not incurred any liability for excise tax or penalty due to the IRS, the Department of Labor, nor any liability to the PBGC. Except as set forth on Schedule 3.8(c):

(i) there have been no terminations, partial terminations or discontinuations of contributions to any Qualified Plan;

(ii) no Employee Benefit Plan listed on Schedule 3.8(b) that is subject to the provisions of Title IV of ERISA has been terminated;

(iii) there have been no “reportable events” (as that phrase is defined in § 4043 of ERISA) with respect to any Employee Benefit Plan listed on Schedule 3.8(b);

(iv) the Company has not incurred any liability under § 4062 of ERISA; and

(v) to the Knowledge of Seller, no circumstances exist pursuant to which the Company would have any direct or indirect liability (including any liability to any multiemployer plan or the PBGC under Title IV of ERISA or to the IRS or the Department of Labor for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any Employee Benefit Plan now or heretofore maintained or contributed to by any Person other than the Company that is, or at any time was, a member of a “controlled group” (as defined in § 412(n)(6)(B) of the Code) that includes the Company.

(d) Except as described on Schedule 3.8(d), (i) with respect to each Employee Benefit Plan, (A) all contributions required or payments due from the Company to the date hereof have been made or will be timely made and all amounts properly recorded on the books of the Company, and (B) there are no Proceedings pending (other than routine claims for benefits) or, to the Knowledge of Seller Threatened, with respect to such Employee Benefit Plan or against the assets or fiduciaries of such Employee Benefit Plan and (ii) to the Knowledge of Seller, no event has occurred as a result of which the Company or any Employee Benefit Plan would be reasonably likely to be subject to any material liability under ERISA, the Code or any other Legal Requirement applicable to any Employee Benefit Plan.

(e) The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) subject to COBRA.

(f) Since 2006, the Company has not sponsored or maintained for the employees or former employees of the Company any nonqualified deferred compensation plan covered by Code Section 409A.

3.9. Compliance With Certain Legal Requirements.

(a) Except as set forth in Schedule 3.9(a), (i) during the three (3) year period immediately preceding the date of this Agreement, the Company has complied and is in compliance, in all material respects, with each Legal Requirement that is applicable to the Company or to the conduct or operation of the Business, and (ii) the Company has not received any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential material violation of, or failure to comply with, any applicable Legal Requirement or (B) any actual, alleged, or potential material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action pursuant to any such Legal Requirement. Anything to the contrary set forth in this Agreement notwithstanding, the term “Legal Requirement,” as used in this Section 3.9(a), shall not include, or be deemed to include, any Legal Requirement applicable to any of the Intellectual Property and all matters pertaining to the Intellectual Property, and the representations and warranties of Seller with respect thereto, shall be exclusively governed by, and set forth in, Section 3.16.

(b) Schedule 3.9(b) contains a complete and accurate list of each material Governmental Authorization that is held by the Company or that otherwise relates to the Business, in each case indicating the expiration date thereof, if any. The Governmental Authorizations listed on Schedule 3.9(b) constitute all Governmental Authorizations required under applicable Legal Requirements to permit the Company’s operation of the Business in the manner in which it is currently conducted. Each Governmental Authorization listed on Schedule 3.9(b) is valid and in full force and effect. Except as set forth on Schedule 3.9(b), during the three (3) year period immediately preceding the date of this Agreement, the Company has complied in all material respects with all of the terms and requirements of each Governmental Authorization identified on Schedule 3.9(b) which is applicable to it.

3.10. Legal Proceedings; Orders.

(a) Except for claims for benefits under insurance policies issued by the Company and except as otherwise set forth on Schedule 3.10(a), there is no Proceeding (i) that has been commenced by or against Seller or the Company which, if adversely determined, would have a Material Adverse Effect on the Company or (ii) that challenges, or that is reasonably likely to have the effect of preventing, materially delaying or rendering illegal any of the Contemplated Transactions. To the Knowledge of Seller, no Proceeding of the type described in clauses (i) or (ii) of this Section 3.10(a) has been Threatened.

(b) Except as set forth on Schedule 3.10(b), (i) there is no Order to which the Company is subject and (ii) the Company has complied in all material respects with each Order set forth on Schedule 3.10(b), if any, which is applicable to it.

(c) No attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy or actions pursuant to any other Debtor Relief Laws are pending against the Company or Seller.

3.11. Material Contracts.

(a) Schedule 3.11(a) sets forth a complete and accurate list of each Contract to which the Company is a party, or by which it or its properties or assets are bound, or to which one of the Company’s Affiliates is a party and which is material to the Company’s operation of the Business, of the type described below (“Material Contracts”), and Seller has made available to Purchaser for its review true and complete copies of or, if such Contracts are oral, accurate summaries of:

(i) each Contract that involves (A) the performance of services or delivery of insurance products by the Company to any third party or (B) the performance of services or delivery of goods or materials to the Company by any third party, in either case where the Company anticipates receiving revenues or making payments in excess of Fifty Thousand Dollars ($50,000) during any calendar year;

(ii) each Contract that was not entered into in the ordinary course of Business and that involves expenditures or receipts of the Company in excess of Twenty-Five Thousand Dollars ($25,000);

(iii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or Liabilities by the Company with any other Person;

(iv) each Contract containing covenants that purport to restrict, in any material respect, a Person’s business activity or limit, in any material respect, the freedom of a Person to engage in any line of business or to compete with any other Person;

(v) the standard terms and conditions of each Contract entered into by the Company with any broker, agent or other Representative of the Company regarding the insurance products or services provided by the Company, including Contracts with any insurance agent, broker or producer, along with the standard terms and conditions contained in such Contracts;

(vi) the Management Services Agreement;

(vii) each Contract relating to the lending or borrowing of money, including loan agreements, guarantees, performance bonds, letters of credit, and similar instruments or arrangements, and any security agreement or other agreement relating thereto pursuant to which any Encumbrance is created with respect to the Company or its assets as security for its obligations with respect to any such borrowed money;

(viii) each Contract with a Governmental Body; and

(ix) each amendment, supplement, and modification in respect of any of the Contracts identified in clauses (i) through (ix) of this Section 3.11(a).

(b) Except as set forth on Schedule 3.11(b): (i) to the Knowledge of Seller, each Material Contract is and at the Closing Date will be in full force and effect and is and at the Closing Date will be valid and enforceable against the Company in accordance with its terms; (ii) the Company and, to the Knowledge of Seller, each other Person that has or had any Liability under any Material Contract, has complied in all material respects with all applicable terms and requirements of such Contract; and (iii) the Company has not received from any Person that is a party to any Material Contract, any written notice that any such Person intends to terminate any Material Contract.

(c) Except for payments, commissions and contingent commissions payable by the Company to its producers, no direct or indirect payments have been made to any Person by the Company for the purposes of inducing such Person to sell or purchase any products to or from the Company or any of its brokers, agents, or other Representatives or to induce such Person not to purchase or sell any items to or from any other Person, and the Company has not, nor, to the Knowledge of Seller, has any officer, director, or employee of the Company, directly or indirectly, given or made or agreed to give or make any improper or illegal commission, payment, gratuity, gift, political contribution, or similar benefit, to any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder the Company or the Business or to assist the Company in connection with any actual or proposed transaction relating to the Business or any of the Company’s property or assets.

3.12. Insurance Coverage. Excluding the insurance products and services provided by the Company, Schedule 3.12 contains a description of each insurance policy maintained by the Company with respect to the Company’s properties, assets and businesses setting forth the type of coverage, the annual premiums, deductibles and coverage amounts therefor and an indication whether such policy is on a “claims made” or “occurrence” basis. Each policy of insurance identified on Schedule 3.12 is in full force and effect. To the Knowledge of Seller, the insurance policies set forth on Schedule 3.12 are customary and reasonable in scope and amount of coverage for businesses of similar size that are engaged in the same line of business as the Company.

3.13. Insurance Matters.

(a) Except as set forth in Schedule 3.13(a), the Company has not issued any deductible or participating policies or any retrospectively rated policies of insurance.

(b) Insurance Practices; Agents. Except as set forth on Schedule 3.13(b), to the Knowledge of the Seller, at all times that the Company or its agents, brokers, producers or other sales representatives (collectively, “Insurance Agents”) have engaged in Market Conduct Activities (as defined below), the Market Conduct Activities have conformed in all material respects with the Company’s underwriting and policy issuance guidelines and such Market Conduct Activities have complied in all material respects with all applicable Legal Requirements. To the Knowledge of Seller, each Insurance Agent, at the time such Insurance Agent engaged in Market Conduct Activities for or on behalf of the Company, was duly licensed as an insurance agent (for the type of Market Conduct Activities engaged in by such Insurance Agent) in the particular jurisdiction in which such Insurance Agent engaged in such Market Conduct Activities and was duly appointed by the Company as an Insurance Agent. As used herein, the term “Market Conduct Activities” means the marketing, solicitation, application, underwriting, production, acceptance, sale, purchase, operation, retention, administration, replacement, refunding, reserving, premium collection, conversion, surrender, partial surrender, loans respecting, withdrawal and/or termination of any insurance policy or annuity, and all acts, omissions, facts, matters, transactions, occurrences or oral or written statements or representations made in connection with or directly or indirectly relating to such activities.

(c) Insurance Contracts and Rates. Except as set forth on Schedule 3.13(c), all policies, binders, slips, certificates, annuity contracts and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company, (the “Insurance Contracts”) and any and all marketing materials, agents agreements, brokers agreements, service contracts, and managing general agent agreements to which the Company is a party, are, to the extent required under applicable Insurance Laws, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection (the “Forms”). The Insurance Contracts and Forms comply in all material respects with the applicable Insurance Laws and, as to premium rates established by the Company which are required to be filed with or approved by Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with applicable Insurance Laws. No Insurance Contract entitles the holder thereof or any Person to receive dividends, distributions or other benefits based on the revenues or earnings of the Company.

(d) Producers. Except as set forth in Schedule 3.13(d), each of the contracts between the Company and its Insurance Agents is in full force and effect. The Company is not, and to the best of its knowledge, none of the Insurance Agents are, in default in any material respect thereunder, and, except as set forth in Schedule 3.13(d), no such party thereto has (or will have) the right to terminate any such agreements by reason of the transactions contemplated by this Agreement.

(e) Assessments. The Company has paid in full or properly reserved for all guaranty fund and residual market assessments required by any Insurance Regulator to be paid by the Company. Neither Purchaser nor Parent shall have any liability or obligation with respect to any guaranty fund or residual market assessments required by any Insurance Regulator to be paid by the Company in excess of the reserves for such items on the most recent balance sheet included in the 2009 Company Annual Statutory Statement. The Company does not currently participate in, nor is it required to participate in, any risk sharing plan, pool, joint underwriting association, or similar arrangement pursuant to any insurance laws.

(f) Intercompany Agreements. The Company has provided to Purchaser true and complete copies of each agreement referenced in the interrogatories section of the 2009 Company Annual Statutory Statement.

(g) No Risk-Based Capital Report. The Company has not filed or been required to file a risk-based capital report that indicated (or if filed would have indicated) the occurrence of a “Company action level event” as set forth in the applicable state insurance laws.

3.14. Reserves and Reinsurance.

(a) The aggregate reserves of the Company as recorded in the 2009 Company Annual Statutory Statement (i) have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein), and (ii) were based on actuarial assumptions that were reasonable in relation to relevant policy and contract provisions. The Company is not (and has not been) involved in any dispute with or inquiry initiated by its outside accountants or the Pennsylvania Insurance Department with respect to its actuarial or reserving practices.

(b) The 2009 Company Annual Statutory Statement sets forth a list, which list is accurate and complete in all material respects, of all securities (fixed and equity), mortgages and other investments owned by the Company as of December 31, 2009 (collectively, the “Company Investments”), together with the cost basis, book or amortized value, as the case may be and as determined in accordance with the National Association of Insurance Commissioner’s guidelines, as of December 31, 2009, and the changes in the Company Investments from January 1, 2009 through December 31, 2009. Except as set forth in the 2009 Company Annual Statutory Statement, the Company has good and marketable title to the Company Investments listed in the 2009 Company Annual Statutory Statement or acquired in the ordinary course of business from December 31, 2009, other than with respect to those Company Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with its terms since such date and other than with respect to statutory deposits which are subject to certain restrictions on transfer. The Company did not own, directly or indirectly, any investments as of December 31, 2009 which are in default, in bankruptcy, nonperforming, non-admitted, restructured, or foreclosed, or which are included on any “watch list,” and there have been no changes since that date that would have or be reasonably likely to result in Material Adverse Effect. Except as set forth in the 2009 Company Annual Statutory Statement, there are no Encumbrances on any of the Company Investments, other than special deposits reflected in the 2009 Company Annual Statutory Statement. All Company Investments are admitted assets under the applicable state insurance laws. The Company owns assets that qualify as admitted assets under applicable state insurance laws in an amount at least equal to all of its required insurance reserves.

(c) All reinsurance, co-insurance or retrocession treaties or agreements to which the Company is a party or under which the Company has any existing rights, obligations or liabilities are listed on Schedule 3.14(c) (the “Reinsurance Treaties”). The Company has provided Purchaser with correct and complete copies of all such Reinsurance Treaties, and all such Reinsurance Treaties are in full force and effect, and the consummation of the Contemplated Transactions will not result in the termination of any Reinsurance Treaties. No party to any of the Reinsurance Treaties has given notice to the Company or Seller that such party intends to terminate or cancel any of the Reinsurance Treaties as a result of or following consummation of the Contemplated Transactions. Each Reinsurance Treaty is valid and binding on each party thereto, and neither the Company nor, to the Knowledge of Seller, any other party thereto, is in default in any material respect with respect to any such reinsurance agreement or treaty. All reinsurance recoverables reflected or otherwise included, either as assets or contra-liabilities, in the 2009 Company Annual Statutory Statement are fairly stated in accordance with applicable State Statutory Accounting Practices. Except as set forth in Schedule 3.14(c), the Company does not reinsure, and has not at any time prior to Closing reinsured, the insurance liabilities of any third party.

3.15. Labor Disputes; Employee Matters. Except as set forth on Schedule 3.15:

(a) The Company is not a party to or bound by any labor Contract, no employees of the Company are represented by any union or other employee organization, and there has not been, there is not presently pending or existing, and there is not, to the Knowledge of Seller, Threatened (i) any strike, slowdown, picketing, work stoppage, lockout, labor arbitration or Proceeding in respect of the grievance of any employee, or (ii) any organizational activity, or other labor dispute against or affecting the Company, and no application for certification of a collective bargaining agent is pending or, to the Knowledge of Seller, Threatened.

(b) There are no complaints, charges or claims against the Company pending or, to the Knowledge of Seller, Threatened, based on, arising out of, in connection with or otherwise relating to the employment (or termination of employment) or compensation by the Company of any individual, including individuals classified as independent contractors or “leased employees” (within the meaning of §414(n) of the Code), or the failure to employ any individual, including any claim relating to employment discrimination, equal pay, employee safety and health, immigration, wages and hours or workers’ compensation or breach of contract.

(c) The Company has complied in all material respects with all Legal Requirements relating to employment of former, current, and prospective employees, independent contractors and “leased employees” (within the meaning of §414(n) of the Code) including all such Legal Requirements relating to equal employment opportunity, nondiscrimination, immigration, wages, plant closings or mass layoffs, hours, benefits, or the payment of social security and similar Taxes.

(d) The qualifications of each employee of the Company for employment under applicable immigration laws have been reviewed by the Company and a properly completed Form I-9 is on file with respect to each employee. The Company has complied with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, and to the knowledge of the Company, there is no basis for any claim that the Company is not in compliance with the terms thereof.

3.16. Intellectual Property.

(a) To the Knowledge of Seller, the operation of the Business as presently conducted does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned by any other person or entity, and Seller has not been Threatened, and has not received any pleading, demand, threat or similar notice claiming that Seller or the operation of the Business as presently conducted is infringing or misappropriating the intellectual property rights of any third party.

(b) Schedule 3.16(b) sets forth a complete and accurate list of all material Contracts to which the Company is a party or by which the Company is bound that relate or pertain to the Intellectual Property owned, licensed or used by the Company (excluding, however, any Contracts in the nature of “shrink-wrap” or “execute-by-opening” licensing agreements with respect to standard, off-the-shelf computer Software licensed by the Company from any third-party pursuant to which the Company is not required to pay any continuing licensing fees or royalties). Except as set forth in Schedule 3.16(b), there are no outstanding and, to the Knowledge of Seller, no Threatened disputes or disagreements with respect to any such Contract.

(c) The Company does not own or license any patents, nor has the Company filed any patent applications or disclosures. Schedule 3.16(c) sets forth a complete and accurate list of all Marks and registered Copyrights owned by the Company or used by the Company in the conduct of the Business or necessary therefor. Except as set forth in Schedule 3.16(c):

(i) the Company is the owner of all right, title, and interest in and to or has a valid and binding license to use, or has the requisite provision and authority to use, each item of Intellectual Property identified on Schedule 3.16(c), free and clear of all Encumbrances;

(ii) all registered Intellectual Property identified on Schedule 3.16(c), currently complies in all material respects with all applicable Legal Requirements;

(iii) to the Knowledge of Seller, there is no Intellectual Property or application of any Person which is reasonably likely to interfere with the Intellectual Property used by Seller in the Business, including, without limitation, such property identified on Schedule 3.16(c); and

(iv) to the Knowledge of Seller, none of the Intellectual Property used in the Business as presently conducted, including, without limitation, such property identified on Schedule 3.16(c), is infringed or has been challenged or misappropriated in any way nor has any Proceeding been Threatened with respect thereto, nor does any such Intellectual Property infringe or, to the Knowledge of Seller, has it been alleged to infringe, any Intellectual Property rights of any other Person.

(d) The Company owns or has the right to use all Software material to the operation of the Business, free and clear of all Encumbrances (other than customary restrictions under applicable software agreements that will not prevent or materially limit or alter the post-Closing use of such Software). The Company’s ownership or use of such Software has not, to the Knowledge of Seller, been misappropriated or challenged in any way by the seller or licensor of such Software nor, to the Knowledge of Seller, has any Proceeding been Threatened with respect thereto.

(e) Seller owns the Web site free and clear of all Encumbrances, and neither the ownership nor operation of the Web site has been challenged by any third party, nor, to the knowledge of Seller, are there any grounds for any such challenge or dispute to be Threatened.

(f) The Company has taken commercially reasonable measures necessary to protect the Intellectual Property owned or used by it.

3.17. Relationships With Affiliates. Except as set forth on Schedule 3.17:

(a) no Affiliate of the Company has any interest in the Business or any of the properties and assets of the Company other than Seller’s ownership of all of the Company Shares;

(b) no Affiliate of the Company (including Seller) owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any other Person that has (i) had material business dealings or a material financial interest in any material transaction with the Company or (ii) engaged in competition with the Company with respect to the Business in any market presently served by the Company; and

(c) no Affiliate of the Company (including Seller) is a party to any Material Contract with, or has any material claim or right against, the Company.

3.18. Brokers or Finders. Neither the Company nor Seller have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which Purchaser or the Company will directly or indirectly have any Liability.

3.19. Bank Accounts. Schedule 3.19 sets forth a true, correct and complete list of all bank accounts, fiduciary accounts and safe deposit boxes of the Company and the Persons authorized to sign or otherwise act with respect thereto as of the date hereof.

3.20. Availability of Assets. Except as set forth in Schedule 3.20, the assets owned or leased by the Company constitute all the assets used in the Business (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended and conform to all applicable Legal Requirements.

3.21. Business Relationships. Except as set forth on Schedule 3.21, to the Knowledge of the Company, no Person with whom the Company has a business relationship has any intention of terminating or modifying (in any way adverse to the Company), such business relationship.

3.22. Environmental Matters.

(a) As used in this Agreement:

(i) “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern (as hereinafter defined) at any location, whether or not owned or operated by the Company or the Subsidiaries or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws (as hereinafter defined).

(ii) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

(iii) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous wastes, toxic substances, petroleum and petroleum products, or any substance, material or waste which is regulated by any Governmental Entity, including, but not limited to, any material or substance which is designated as a hazardous or polluting substance or subject to regulation as a hazardous or toxic substance pursuant to any Environmental Laws.

(b) Except as set forth in Schedule 3.22, the Company is in full compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth in Schedule 3.22, the Company has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in such full compliance, and, to the Company’s best knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. All permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are identified in Schedule 3.22.

(c) There is no Environmental Claim pending or, to the best of the Company’s knowledge, threatened against the Company or, to the best of the Company’s knowledge, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(d) To the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

3.23. No Breaches. No facts or circumstances exist of which Seller or the Company have Knowledge, which (a) has resulted in, or which would be reasonably likely to result in, a Breach of any of the representations, warranties or covenants of Purchaser or Parent set forth in this Agreement, or (b) would prevent or materially delay receipt of the Governmental Authorizations required to consummate the Contemplated Transactions.

3.24. Full Disclosure. No representation, warranty or statement made by the Company in this Agreement or the Schedules contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.25. No Other Representations or Warranties. Except for the representations and warranties of Seller set forth in this Section 3, Seller makes no other representations and warranties (whether express or implied) with respect to the subject matter of this Agreement or the Contemplated Transactions and hereby disclaims any such other representations and warranties (including any representation or warranty that could be deemed to have been made in, or with respect to any of the information set forth in, the confidential information memorandum (the “Confidential Information Memorandum”) furnished to Purchaser by Fox-Pitt Kelton Cochran Caronia Waller (now Macquarie Capital (USA) Inc.), as financial advisor to Seller.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Purchaser and Parent jointly and severally represent and warrant to Seller as follows:

4.1. Organization and Subsistence. Purchaser is an insurance company duly incorporated, validly existing, and in good standing the laws of the State of Minnesota. Parent is a corporation duly incorporated, validly existing, and in good standing under the laws of Minnesota. Each of Purchaser and Parent has full corporate power and authority to execute and deliver this Agreement and the Related Agreements to which they are a party and to perform their obligations hereunder and thereunder.

4.2. Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of each of Purchaser and Parent, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws. Upon the execution and delivery by Purchaser and Parent of the Related Agreements to which they are a party, such Related Agreements will constitute the legal, valid, and binding obligations of Purchaser and Parent, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by Debtor Relief Laws.

(b) Except as set forth on Schedule 4.2, Neither Purchaser nor Parent’s execution and delivery of this Agreement or the Related Agreements to which they are a party nor the completion or performance by Purchaser or Parent of any of the Contemplated Transactions will give any Person the right, or ability, to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of the Organizational Documents of Purchaser or Parent; (ii) any Legal Requirement or Order to which Purchaser or Parent may be subject; or (iii) any material Contract to which Purchaser or Parent is a party or by which Purchaser or Parent may be bound.

(c) Except as set forth on Schedule 4.2, each of Purchaser and Parent is not, nor will it be, required to give any notice to or obtain any Consent from, any Person in connection with the Contemplated Transactions.

4.3. Due Diligence Review; No Reliance. Each of Purchaser and Parent acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Company and that it is entering into the Contemplated Transactions based on such review and, except for those specific representations and warranties made by Seller in Section 3, it is not relying upon any representation or warranty of Seller or any Affiliate or Representative thereof, express or implied, including without limitation any representation or warranty, express or implied, with respect to any information set forth in the Confidential Information Memorandum, (b) it has had access to its full satisfaction to the Company and the books, records, employees and Representatives of the Company, and (c) it has had such opportunity to seek accounting, legal and other advice or information in connection with the execution and delivery of this Agreement and Related Agreements relating to the Contemplated Transactions as it has seen fit.

4.4. Certain Proceedings. There is no pending Proceeding that has been commenced against Purchaser or Parent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Purchaser and Parent, no such Proceeding has been Threatened.

4.5. Brokers or Finders. Neither Purchaser nor Parent have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or any of the Contemplated Transactions for which Seller will directly or indirectly have any Liability.

4.6. Undisclosed Principals or Agents. Each of Purchaser and Parent intends to, and will, complete the Contemplated Transactions for its own account and is not acting as an agent, broker, “straw-man” or other intermediary or Representative for any undisclosed Person.

4.7. Financing. Each of Purchaser and Parent has the financial ability to, or presently has available to it cash or binding debt or equity financing commitments sufficient to, (a) discharge and otherwise pay the Merger Consideration in accordance with the terms and conditions set forth herein and to otherwise complete the Contemplated Transactions in strict accordance with the respective terms and conditions of this Agreement and the Related Agreements and (b) fund the reasonably anticipated future working capital needs of the Surviving Company after the Closing and to otherwise continue to operate the Business after the Closing.

4.8. No Breaches. No facts or circumstances exist of which Purchaser or Parent have Knowledge, which (a) have resulted in, or which would be reasonably likely to result in, a Breach of any of the representations, warranties or covenants of Seller set forth in this Agreement, or (b) would prevent or materially delay receipt of the Governmental Authorizations required to consummate the Contemplated Transactions.

5. COVENANTS OF THE PARTIES

5.1. Mutual Covenants Regarding Taxes.

(a) Federal Income Tax. Seller will prepare and file, or cause to be prepared and filed, a federal income tax consolidated return that will include the Company for the taxable period that includes the Closing Date in accordance with the relevant provisions of Section 1.1502-76(b)(1)(ii)(A)(1) of the Income Tax Regulations and Seller will pay all Taxes due with such return. Such return will include, in addition to all other applicable Taxes, any Taxes resulting from the Pre-Merger Distribution and the treatment of the Merger as described in Paragraph D of the Recitals. Purchaser and the Surviving Company will provide its and their cooperation and assistance, and such information and documentation in its or their possession or under its or their control, as Seller may reasonably request to facilitate the preparation and filing of such Tax Return.

(b) Other Company Tax Returns. In addition to the federal income Tax Return referred to at Section 5.1(a) above, Seller will have the sole and exclusive authority to prepare, at Seller’s sole cost and expense, on behalf of the Company, and Seller will prepare or cause to be prepared and will file or cause to be filed on behalf of the Company on or before the due date (including any extended due date) all Pre-Closing Tax Period Tax Returns of the Company for any Tax Period ending on or before the Closing Date that are due (taking into account extensions of due dates) after the Closing Date and Seller will pay all Taxes due with such returns. Such return will include, in addition to all other applicable Taxes, any Taxes resulting from the Pre-Merger Distribution and the treatment of the Merger as described in Paragraph D of the Recitals. All such Tax Returns will be prepared in a manner consistent with the tax accounting methods and principles that Seller or the Company used in its immediately preceding Tax year to report the relevant information to the relevant taxing authority or Governmental Body. Purchaser and the Surviving Company will provide its and their cooperation and assistance, and such information and documentation in its or their possession or under its or their control, as Seller may reasonably request to facilitate the preparation and filing of all such Tax Returns.

(c) Proceedings. If in connection with any examination, investigation, audit or other Proceeding in respect of any Tax Return covering the operations of the Company on or before the Closing Date, any Governmental Body issues to the Company, Purchaser or the Surviving Company a written notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning the taxable period covered by such Tax Return, Purchaser and the Surviving Company will notify Seller of its receipt of such communication from the Governmental Body within twenty (20) business days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand. Any failure or delay of Purchaser or the Surviving Company in the performance of the foregoing will reduce the obligations or liabilities of Seller pursuant to this Agreement to the extent that such failure or delay impedes or precludes Seller from defending against any liability or claim for Taxes that Seller is obligated to pay hereunder. Seller will control any examination, investigation, audit, or other proceeding in respect of any such Tax Return to the extent such examination, investigation, audit, or other proceeding concerns the operations of the Company on or before the Closing Date. At the request of Seller, Purchaser and the Surviving Company will resolve and settle any issue related to Taxes for any period ending on or before the Closing Date on terms acceptable to Seller and the applicable taxing authority, provided that Seller will have made provision for payment prior to entering into the settlement or other resolution all Taxes that Seller is liable for under this Agreement as a result of such settlement or other resolution.

(d) Cooperation. Seller, Purchaser and the Surviving Company will provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance will include providing copies of relevant Tax Returns and supporting material. The party requesting assistance hereunder will reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Seller, Purchaser and the Surviving Company will retain for the full period of any statute of limitations and provide the other upon request with access to, and a right to copy (at the sole cost of the requesting party), any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(e) Refunds. Any Tax refunds and any amounts credited against Taxes that are actually realized by or with respect to the Company or the Surviving Company after the Closing Date that relate to any Tax period that ends on or before the Closing Date will be for the account of Seller, and Purchaser will pay over to Seller, or will cause the Surviving Company to pay over to Seller, the amount of any such refund or credit paid or otherwise made available to the Surviving Company within thirty (30) days after receipt of such refund or the utilization of such credit.

(f) Tax Sharing Agreements. All tax sharing or similar agreements, if any, to which the Company is a party or by which the Company is bound shall be terminated upon consummation of the Closing on the Closing Date; thereafter, the Company shall not have any further rights or obligations thereunder.

5.2. Access. During the period commencing on the date of this Agreement and continuing through the Closing Date, Seller, upon reasonable prior notice from Purchaser, will cause the Company and its Representatives to (a) afford to Purchaser and its Representatives, during normal business hours, access to the employees of the Company and employees of Seller or its Affiliates who provide services to the Company, as well as the Company’s properties, contracts, books, and records, and other documents and data, and (b) furnish Purchaser and its Representatives with copies of all such contracts, books and records, documents and data (including financial, operating, and other data and information) as Purchaser may reasonably request, all of which shall be done under the supervision of such Representatives of the Company as may be designated by the Company from time to time. The covenants of Seller set forth in this Section 5.2 are solely for the purposes of allowing Purchaser and its Representatives to (i) continue to familiarize itself with the Business and the Company’s property and assets and the operation thereof and (ii) determine the accuracy of the representations and warranties of Seller set forth herein as well as Seller’s compliance with any of its covenants set forth herein. During any examination by Purchaser pursuant to the provisions of this Section 5.2, Purchaser shall not disrupt or adversely affect any aspect of the operations of the Business or the morale of the Company’s employees. Purchaser will provide Seller with reasonable notice prior to contacting any of the Company’s employees or any shared service employees. Any and all rights of Purchaser pursuant to this Section 5.2 shall be conditioned and contingent upon Purchaser’s full and complete compliance with the confidentiality restrictions referred to in Section 9.3.

5.3. Operation of the Business.

(a) Between the date of this Agreement and the Closing Date, unless otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or otherwise expressly provided for in this Agreement, Seller will cause the Company to:

(i) except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the ordinary course in a manner consistent with past practice;

(ii) use commercially reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the current officers,

employees, and agents of the Company, and maintain the relations and goodwill with all material suppliers, customers, landlords, trade creditors, employees, agents, and others having material business relationships with the Company;

(iii) confer with Purchaser concerning operational matters of a material nature;

(iv) use commercially reasonable efforts to maintain all of its assets and properties that are material to the operation of the Business in their current condition, ordinary wear and tear excepted, and maintain in full force and effect the insurance described in Section 3.12 or insurance providing comparable coverage;

(v) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years; and

(vi) as of the Closing Date, own no investment securities.

(b) Between the date of this Agreement and the Closing Date, the Company shall not:

(i) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock (whether in cash, stock or property), except the Pre-Merger Distribution, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(ii) issue, deliver or sell, pledge, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, or any options or securities convertible into or exchangeable for, or any rights to acquire, any such shares;

(iii) amend its Articles of Incorporation or Bylaws;

(iv) incur or assume any Indebtedness (except for short-term Indebtedness incurred in the ordinary course of business consistent with past practices under lines of credit in existence on the date hereof), or make any loans, advances (other than advances to employees for travel and entertainment in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person;

(v) make any capital expenditures or commitments for capital expenditures in excess of $25,000 in the aggregate;

(vi) terminate, adopt, amend or enter into any employment agreements or any Employee Benefit Plans (except for such amendments as may be required by applicable law or regulation), or pay any benefit not required by any existing plan or arrangement, or increase in any manner the compensation payable (or to become payable) or fringe benefits of any director, officer or employee, except in the case of employees (other than officers), for normal increases in the ordinary course of business and consistent with past practices; and

(vii) forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except (A) as may be required in order to comply with Legal Requirements, or (B) such modifications or waivers of insurance licenses as would not, individually or in the aggregate, restrict the Business or have or reasonably likely to result in a Material Adverse Effect.

(c) Notwithstanding Section 5.3(a) or 5.3(b), the Company is expressly permitted on or before Closing to:

(i) take the actions set forth in Section 2.4 with respect to the distribution and/or sale of its investment securities (or proceeds therefrom) to Seller;

(ii) distribute to Seller cash in an amount equal to the Liabilities associated with the Company’s Pension Plan and Retiree Benefit Plan, which shall be assumed by Seller pursuant to Sections 5.8(g) and 5.8(h) (even if such assumption has not yet occurred as of the last day of the month immediately preceding the Closing); and

(iii) pay to its employees any bonuses accrued on the Company’s balance sheet on or before the last day of the month immediately preceding the Closing Date in accordance with past practices.

5.4. Acquisition Proposals.

(a) Seller agrees that neither it nor the Company nor any of the officers, employees and directors of it or the Company shall, and it shall not authorize its or the Company’s Representatives (including any investment banker, attorney or accountant retained by it or the Company) to, directly or indirectly: (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, in a single transaction or series of related transactions, or any issuance or sale of, or tender or exchange offer for, in a single transaction or series of related transactions, its voting securities that, if consummated, would result in any person (or the shareholders of such Person) beneficially owning securities representing 50% or more of the Company’s total voting power (or of the surviving parent entity in such transaction) (any such proposal or offer (other than a proposal or offer made by Purchaser) being hereinafter referred as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt by any person to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iv) approve or recommend, or publicly propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or publicly propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 5.4(a), in the event that Seller receives an unsolicited bona fide Acquisition Proposal, Seller may, and may permit the Company and its and the Company’s Representatives to: (x) furnish or cause to be furnished confidential information or data, (y) participate in such negotiations or discussions and (z) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal if Seller’s Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisors that, in the case of any action described in clauses (x) or (y) above, such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as hereinafter defined) and, in the case of any action described in clause (z) above, such Acquisition Proposal constitutes a Superior Proposal; provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Seller shall have entered into a confidentiality agreement with such third party on terms no less favorable to Seller than the Confidentiality Agreement (provided that Seller may enter into a confidentiality agreement without a standstill provision, or with standstill or other provisions less favorable to Seller, if it waives or similarly modifies the corresponding provisions in the Confidentiality Agreement).

(b) Notwithstanding anything in this Agreement to the contrary, if Seller’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal that was not solicited in material violation of Section 5.4(a), that such proposal is a Superior Proposal, Seller may terminate this Agreement; provided, however, that Seller shall not be permitted to exercise its right to terminate this Agreement pursuant to this Section 5.4 until after 72 hours following the provision of written notice to Purchaser advising Purchaser that Seller’s Board of Directors intends to cause Seller to accept such Superior Proposal, specifying the material terms and conditions of the Superior Proposal, during which time Seller shall negotiate in good faith with Purchaser to make such adjustments in the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated by this Agreement if and to the extent Purchaser elects to make any such adjustments. If Seller exercises its right to terminate this Agreement pursuant to this Section 5.4(b), it shall immediately pay to Purchaser, by wire transfer of same day funds, the sum of One Million Dollars ($1,000,000) as liquidated damages to compensate Purchaser for the time, expense and effort incurred by Purchaser in seeking, investigating, analyzing and negotiating this Agreement and the Contemplated Transactions, and not as a penalty. Such payment shall be Purchaser’s sole and exclusive right and remedy in the event of a termination pursuant to this Section 5.4(b).

(c) For purposes of this Agreement, “Superior Proposal” with respect to Seller means a bona fide written Acquisition Proposal involving, or any purchase or acquisition of, all or substantially all of the voting power of the Company’s capital stock or all or substantially all of the consolidated assets of the Company, for cash and/or readily marketable securities, which Acquisition Proposal the Board of Directors of Seller concludes in good faith, after consultation with its financial advisors and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the Acquisition Proposal is more favorable to the Seller from a financial point of view than the transactions contemplated by this Agreement, and that the failure to pursue such Acquisition Proposal would or could reasonably be expected to breach its fiduciary obligations under applicable law.

(d) Seller will immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of this Agreement with any persons other than Purchaser with respect to any Acquisition Proposal. Seller will promptly (within one

Business Day) following the receipt of any Acquisition Proposal, or of any inquiry that could reasonably be expected to lead to an Acquisition Proposal, advise Purchaser of the material terms thereof and will keep Purchaser reasonably apprised of any material developments related thereto.

5.5. Mutual Covenants Regarding Governmental Authorizations and Other Consents.

(a) As promptly as practicable after the date of this Agreement, Seller will cause the Company to make all filings which are required under Legal Requirements to be made by the Company in order to complete the Contemplated Transactions, including all filings required by the Insurance Regulators. As promptly as practicable after the date of this Agreement, Purchaser will, and will cause each of its Affiliates to, make all filings required by Legal Requirements to be made by them to complete the Contemplated Transactions, including all filings required by the Insurance Regulators.

(b) If any Material Contract to which the Company is a party requires the Consent of any Person that is a party thereto to any of the Contemplated Transactions, Seller will cause the Company, with Purchaser’s cooperation, to use commercially reasonable efforts to obtain from such Persons written Consents to such Contemplated Transactions; provided, however, that (i) neither the Company nor Seller shall be obligated to make any payment or pay any other penalty or sum to any such Person in order to obtain such Consents and (ii) neither Seller, nor the Company shall have any liability to Purchaser or any of the other Purchaser Indemnitees for any Damages sustained by Purchaser or the other Purchaser Indemnitees as a result of the failure to obtain any such Consents or any other Consents identified or referred to in any of the Schedules.

(c) Between the date of this Agreement and the Closing Date, (i) Seller will cause the Company to cooperate with Purchaser with respect to all filings that Purchaser is required by Legal Requirements to make in connection with the Contemplated Transactions and (ii) Purchaser will, and will cause each Affiliate of Purchaser to, (A) cooperate with the Company with respect to all filings that the Company is required by Legal Requirements to make in connection with the Contemplated Transactions, and (B) cooperate with the Company in obtaining all of the Consents identified on Schedule 3.3(d).

5.6. Supplementation and Correction and Information. Between the date of this Agreement and the Closing Date, Seller will use commercially reasonable efforts to promptly correct and supplement the information set forth on the Schedules delivered by Seller pursuant to this Agreement in order to cause such Schedules to remain correct and complete in all material respects. Seller’s delivery to Purchaser of any corrections or supplements will, without further notice or action on the part of Seller or Purchaser, immediately and automatically constitute an amendment to the Schedules to which such corrections and supplements relate; provided, however, that solely for purposes of determining whether the condition to Closing set forth in Section 6.1(a) has been satisfied, or whether Purchaser has the right to terminate this Agreement pursuant to Sections 8.1(a) or 8.1(c), any such amendment to the Schedules will be disregarded.

5.7. Records Retention. For a period of seven (7) years after the Closing Date, Purchaser shall afford to Seller reasonable access to, and Purchaser shall retain and shall not destroy, all of the books, records, Governmental Authorizations, Tax Returns, reports, data, materials, and documents which relate to the Business prior to the Closing Date for purposes of preparing Tax Returns and any audit thereof, or for any other proper business purpose.

5.8. Employee Benefits and Retention Bonuses.

(a) Purchaser 401(k) Plan. Company employees who become employees of Purchaser or an Affiliate of Purchaser shall receive, for purposes of eligibility to participate and vesting in Purchaser’s 401(k) plan, the only qualified retirement plan of Purchaser, credit for all service with the Company credited to each such employee under Seller’s Employee Benefit Plans as of the Closing Date, and shall enter Purchaser’s 401(k) plan on the first day of the second month after the Closing.

(b) Welfare Benefit Plans. All Company employees who become employees of Purchaser or an Affiliate of Purchaser and who are eligible for coverage under the Seller’s welfare plan shall have immediate coverage under Purchaser’s welfare plans, without the necessity of satisfying a waiting period for coverage of any pre-existing condition and shall become participants in the Purchaser welfare benefit plans, subject to the terms and conditions of such plans, including the required cost allocation between employer and employee and co-pays, deductibles and out-of-pocket expenses. Accrued PTO and Section 125 plan account balances for Company employees who become employees of Purchaser shall carry over and be credited under Purchaser’s PTO and Section 125 plans.

(c) Seller Bonus Plans and Arrangements. Seller may continue to administer such bonus programs and arrangements as are disclosed pursuant to this Agreement through the Closing Date, with such equitable modifications as may be appropriate to take into account the circumstances of the Contemplated Transactions and the timing thereof. If requested by Purchaser, Seller and the Company shall terminate the 2010 sales incentive plan prior to Closing, without any Liability to Purchaser.

(d) Retention Bonuses. Each Company employee jointly designated in writing by Purchaser and Seller shall be entitled to receive a “retention” bonus from Seller, an Affiliate of Seller, Purchaser or an Affiliate of Purchaser, as the case may be, in an amount to be mutually agreed upon in writing, in the event that such employee remains a Company employee, or an employee of Purchaser or an Affiliate of Purchaser, as applicable, until the Closing Date or a date subsequent to the Closing Date to which Seller and Purchaser mutually agree, provided that such employee satisfactorily fulfills the duties and responsibilities of the position.

(e) Severance Policy. Prior to the Closing, Seller shall terminate, or cause Company to terminate, without any Liability of Purchaser or the Company, the employment of any employee of the Company designated in writing by Purchaser in accordance with Section 5.8(e). Seller shall bear and pay any and all severance or termination costs incurred on account of such terminations or any other terminations of employees of the Company or Seller prior to the Closing Date. With respect to any Company employee terminated by Purchaser within six (6) months after the Closing Date for any reason other than cause, Purchaser shall provide to such employee severance benefits in an amount no less than those provided for in Schedule 5.8(e), which are the severance benefits the Company is planning to provide to employees of the Company terminated prior to the Closing.

(f) Intention Regarding Future Employment. Purchaser shall use its reasonable best efforts to inform Seller and the Company, at least twenty-one (21) days prior to the Closing Date, of the likelihood of employees of the Company having continued employment with Purchaser or an Affiliate of Purchaser following the Closing Date and, where appropriate in Purchaser’s judgment, it will consider for employment opportunities at Purchaser such employees who would otherwise be terminated.

(g) Amendment and Assumption of Company Pension Plan. Prior to the Closing, Seller and the Company shall amend the Pension Plan to remove the Company as plan sponsor and participating employer, if necessary, and to name Seller as the sole plan sponsor. Prior to the Closing, Seller and the Company shall enter into an agreement in which Seller will adopt and assume the Pension Plan. Seller agrees to indemnify, defend, and hold harmless the Surviving Company and Purchaser, and each of their shareholders, directors, officers, employees, agents, representatives, and Affiliates from and against any debt, liability, obligation, tax, fine, penalty, loss, cost, damage, or expense, including reasonable attorney’s fees, relating to or arising from the Pension Plan.

(h) Amendment and Assumption of Retiree Benefit Plan. Prior to the Closing, Seller and the Company shall enter into an agreement in which Seller adopts and assumes the Retiree Benefit Plan, including all rights and obligations thereunder. Seller agrees to indemnify, defend, and hold harmless the Surviving Company and Purchaser, and each of their shareholders, directors, officers, employees, agents, representatives, and Affiliates from and against any debt, liability, obligation, tax, fine, penalty, loss, cost, damage, or expense, including reasonable attorney’s fees, relating to or arising from the Retiree Benefit Plan.

(i) Amendment of Seller’s Employee Stock Ownership Plan and 401(k) Plan. Prior to the Closing, Seller and the Company shall amend Seller’s Employee Stock Ownership Plan and 401(k) plan to remove the Company as a participating employer in the plans, as needed, so that the Company has no further obligations for contributions or otherwise under the plans. The Company’s employees shall be entitled to receive distributions from the plans to the extent permitted by the terms of the plans and in accordance with applicable Legal Requirements.

(j) COBRA Coverage. Any employees of the Company who do not become employees of Purchaser, Seller or one of their Affiliates immediately following Closing shall be eligible for COBRA continuation coverage under Seller’s health insurance plan. All former employees of the Company and any of their dependents who are receiving COBRA coverage as of the Closing Date will remain eligible to receive COBRA coverage under Seller’s health insurance plan after the Closing Date.

5.9. Restrictive Covenants.

(a) Noncompetition; Non-Solicitation. Seller hereby acknowledges and recognizes the highly competitive nature of the Business and accordingly agrees that it will not,

and will cause its Affiliates and each of their respective officers and employees not to, during the Noncompetition Period, directly or indirectly, (a) render services to or for, own, represent or otherwise be affiliated with any Person whether as an officer, director, proprietor, employee, partner, investor (other than as a passive investor in less than five percent (5%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, representative, independent contractor, creditor, or otherwise, in connection with any product or service competitive with the Business offered or provided anywhere in the Restricted Territory; or (b) assist others in competing with any of the Business in the manner described in this Section 5.9(a); or (c) solicit or induce any individual who is or was an employee of the Company or of Purchaser or Purchaser’s Affiliates to terminate his or her employment with Company, Purchaser or any of Purchaser’s Affiliates or offer employment to or hire or engage any such individual; or (d) solicit the business of, or trade with, any customers or prospective customers of the Company for the purpose of engaging in any Business with such customers; or (e) induce, or otherwise solicit, any customers with whom the Company has done business to terminate or otherwise reduce, curtail or impair their business relationship with the Company, Purchaser or Purchaser’s Affiliates. This provision shall not preclude Seller and any of its Affiliates from engaging in discussions or entering into a transaction with any Person desiring to acquire or merge with Seller or any of its Affiliates during the Noncompetition Period, whether or not such Person is engaged in the Business; provided that the primary purpose of such transaction is not for the Seller to re-enter the Business and none of the executive officers of Seller or any of its Affiliates renders services to such Person for purposes of engaging in the Business.

(b) Confidentiality. Seller expressly acknowledges and agrees that the records, books, data, and other proprietary information concerning the Company’s products, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information involving the Company or Purchaser obtained by Seller through the Seller’s past or future affiliation with Company or Purchaser are considered by Purchaser to be confidential and in the nature of trade secrets and are valuable, special and unique assets of Purchaser, access to knowledge of which are essential to preserve the goodwill and going business value of the Company for the benefit of Purchaser and Purchaser’s Affiliates. In recognition of the highly competitive nature of the industry in which Purchaser’s business will be conducted, Seller further agrees that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this or any other confidentiality agreement) and heretofore or in the future obtained by Seller as a result of Seller’s past affiliation with the Company or future affiliation with Purchaser shall be considered confidential information (collectively, the “Confidential Information”). In recognition of the foregoing, Seller hereby agrees that it will not, and will cause its officers and employees not to, during the Noncompetition Period, disclose, or cause to be disclosed, any of the Confidential Information to any Person for any reason or purpose whatsoever, except and to the extent such disclosure is required by law or appropriate court order and written notice thereof, if practicable, is provided to Purchaser not less than ten (10) days prior to such disclosure, nor shall Seller make use of any of the Confidential Information, other than information that is in the public domain (unless such information is in the public domain as a result of a breach of this or any other confidentiality agreement), for Seller’s own purposes or for the benefit of any Person (except Purchaser or Purchaser’s Affiliates) under any circumstances during the Noncompetition Period.

(c) Reformation. It is expressly understood and agreed that, although Seller and Purchaser consider the restrictions set forth in Sections 5.9(a) and 5.9(b) to be reasonable for the purpose of preserving for Purchaser the goodwill, proprietary rights and going business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction set forth in Sections 5.9(a) or 5.9(b) is an unreasonable or otherwise unenforceable restriction against Seller, the parties hereto do hereby authorize such court to revise and amend the provisions of Sections 5.9(a) and 5.9(b) so as to produce legally enforceable restrictions, and, if the court refuses to do so, the parties hereto agree that the provisions of Sections 5.9(a) and 5.9(b), as appropriate, shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(d) Equitable Relief. Seller acknowledges and agree that Purchaser’s remedy at law for a Breach or threatened Breach of any of the provisions of Sections 5.9(a) and 5.9(b) would be inadequate and, in recognition of that fact, in the event of a Breach or threatened Breach by Seller of the provisions of Sections 5.9(a) and 5.9(b), it is agreed that, in addition to its remedy at law, Purchaser shall be entitled to seek, without any requirement or obligation to post any bond or other security, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available, plus its reasonable attorney’s fees and expenses. Nothing set forth in this Section 5.9(d) shall be construed as prohibiting Purchaser from pursuing any other rights and remedies available to it for such Breach or threatened Breach pursuant to Section 7.2.

5.10. Use of Eastern Name. Purchaser is not purchasing, acquiring or otherwise obtaining any right, title or interest in the name “Eastern Life and Health Insurance Company” or any trade names, trademarks, identifying logos or service marks related thereto or any part or variation thereof (the “Eastern Name”), except that Purchaser shall be granted a paid-up, royalty-free non-transferrable license to use the Eastern Name for transitional purposes for a period not to exceed two (2) years from the date of Closing upon the terms and conditions set forth in the Transition Services Agreement.

6. CONDITIONS TO CLOSING

6.1. Conditions Precedent to Purchaser and Parent’s Obligation to Close. The obligation of Purchaser and Parent to discharge and pay the Merger Consideration and to take the other actions required to be taken by Purchaser and Parent at the Closing to complete the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser or Parent, in whole or in part):

(a) Accuracy of Representations. Without giving effect to any amendment deemed to have been made to the Schedules pursuant to Section 5.6, all of the representations and warranties of Seller set forth in this Agreement and any Related Agreement, shall have been accurate in all material respects (except for those representations and warranties which by their terms are subject to materiality or Material Adverse Effect qualifications, which representations and warranties shall be accurate in all respects) as of the date of this Agreement, and shall be accurate in all material respects (except for those representations and warranties which by their terms are subject to materiality or Material Adverse Effect qualifications, which representations and warranties shall be accurate in all respects) as of the Closing Date as if made on the Closing Date.

(b) Performance. All of the covenants and obligations that Seller and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects, and Seller shall have delivered, or caused the delivery of, each of the documents required to be delivered by Seller pursuant to Section 2.6(a).

(c) Consents. Each of the Consents identified or referred to on Schedule 3.3(d) shall have been obtained and must be in full force and effect.

(d) No Proceedings. Since the date of this Agreement, there shall not have been commenced or Threatened against Purchaser or Parent, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that would have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.

(e) No Prohibition. Neither the completion nor the performance of any of the Contemplated Transactions will, directly or indirectly, materially contravene, or conflict with, or result in a material violation of, or cause Purchaser or Parent to suffer any material adverse consequence under, any applicable Legal Requirement or Order which was not in effect or outstanding, as appropriate, prior to the date of this Agreement.

(f) Governmental and Regulatory Approvals and Consents. All Government Authorizations from, or declarations or filings with, or expirations of waiting periods imposed by, the Minnesota Department of Commerce and the Pennsylvania Insurance Department or any other Governmental Entity, in connection with the consummation of the transactions contemplated by this Agreement shall have been made, filed, occurred or been obtained.

(g) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company prior to Closing.

(h) Opinion. Purchaser shall have received a legal opinion from counsel to Seller in customary form reasonably acceptable to Purchaser.

(i) Delivery of Documents. Seller and the Company shall have delivered to Purchaser all other documents and certificates as shall be reasonably requested by Purchaser, including, without limitation, the documents specified in Section 2.6(a).

(j) Delivery of Financial Statements. Seller and the Company shall have delivered to Purchaser: (A) the Company’s 2009 Audited Annual Statutory Statement, (B) the Company’s unaudited financial statements for the quarter ended March 31, 2010 prepared both in accordance with State Statutory Accounting Practices and generally accepted accounting principles, and (C) the Company’s unaudited financial statements as of the last day of the month prior to Closing, prepared both in accordance with State Statutory Accounting Practices and generally accepted accounting principles.

(k) Release of Guarantees. Seller and the Company shall have delivered a release of the Company from any guarantees of financing obligations of Seller.

6.2. Conditions Precedent to Seller’s Obligation to Close. The obligation of Seller to take the actions required to be taken by Seller at the Closing to complete the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

(a) Accuracy of Representations. All of the representations and warranties of Purchaser and Parent in this Agreement shall have been accurate in all material respects (except for those representations and warranties which by their terms are subject to materiality or Material Adverse Effect qualifications, which representations and warranties shall be accurate in all respects) as of the date of this Agreement and shall be accurate in all material respects (except for those representations and warranties which by their terms are subject to materiality or Material Adverse Effect qualifications, which representations and warranties shall be accurate in all respects) as of the Closing Date as if made on the Closing Date.

(b) Performance. All of the covenants and obligations that Purchaser and Parent are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, shall have been performed and complied with in all material respects, and each of Purchaser and Parent shall have delivered, or caused the delivery of, each of the documents or other items required to be delivered pursuant to Section 2.6(b) including, without limitation, the payment of the Merger Consideration pursuant to Section 2.6(b)(i).

(c) Consents. Each of the Consents identified or referred to on Schedule 3.3(d) must have been obtained and must be in full force and effect.

(d) No Prohibition. Neither the completion nor the performance of any of the Contemplated Transactions will, directly or indirectly, materially contravene, or conflict with, or result in a material violation of, or cause Seller to suffer any material adverse consequence under, any applicable Legal Requirement or Order which was not in effect or outstanding, as appropriate, prior to the date of this Agreement.

(e) No Proceedings. Since the date of this Agreement, there shall not have been commenced or Threatened against Seller or the Company any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that would have the effect of preventing, materially delaying, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.

(f) Governmental and Regulatory Approvals and Consents. All Government Authorizations from, or declarations or filings with, or expirations of waiting periods imposed by, the Minnesota Department of Commerce and the Pennsylvania Insurance Department or any other Governmental Entity, in connection with the consummation of the transactions contemplated by this Agreement shall have been made, filed, occurred or been obtained.

(g) Opinion. Seller shall have received a legal opinion from counsel to Purchaser in customary form reasonably acceptable to Seller.

(h) Delivery of Documents. Purchaser and Parent shall have delivered to Seller all other documents and certificates as shall be reasonably requested by the Company, including, without limitation, the documents specified in Section 2.6(b).

7. INDEMNIFICATION; REMEDIES

7.1. Survival. Subject to the limitations set forth in Section 7.5 and the provisions of Section 7.6, all representations, warranties, covenants, and obligations in this Agreement, the Schedules, any supplements to the Schedules, and in the Related Agreements will survive the Closing.

7.2. General Indemnification and Reimbursement by Seller. Subject to the provisions of this Section 7, Seller will indemnify, defend and hold harmless Parent and Purchaser, their Affiliates, and each of their respective officers, directors, shareholders, successors and permitted transferees (collectively, the “Purchaser Indemnitees”) from and against, and will reimburse the Purchaser Indemnitees for, any Damages arising directly from any of the following:

(a) any Breach of any representation or warranty made by Seller in this Agreement (other than the representations and warranties made in Section 3.7 regarding Taxes which are governed solely by the provisions of Section 7.4), the Schedules, any supplements to the Schedules, or any Related Agreement delivered by Seller pursuant to or in connection with this Agreement;

(b) any Breach by Seller of any covenant or obligation of Seller in this Agreement or any Related Agreement; and

(c) any Liability assumed by Seller under the Pension Plan and the Retiree Benefit Plan pursuant to Sections 5.8(g) and 5.8(h).

7.3. General Indemnification and Reimbursement by Purchaser. Purchaser will indemnify, defend and hold harmless Seller, its Affiliates (but excluding, after the Closing, the Company), and the respective officers, directors, shareholders, successors and permitted transferees and assigns of Seller and its Affiliates (collectively, the “Seller Indemnitees”) from and against, and will reimburse Seller Indemnitees for, any Damages arising directly from any of the following:

(a) any Breach of any representation or warranty made by Purchaser in this Agreement, the Schedules or in any Related Agreement delivered by Purchaser pursuant to or in connection with this Agreement; and

(b) any Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement or any Related Agreement.

7.4. Tax Indemnification; Apportionment of Taxes.

(a) Tax Indemnification. Seller will indemnify, defend and hold harmless the Purchaser Indemnitees from and against (i) any and all Liabilities for Taxes of the Company in respect of its income, business, property or operations or for which the Company may otherwise be liable for any Pre-Closing Tax Period of the Company, after taking into account the relevant provisions of Section 1.1502-76(b)(1)(ii)(A)(1) of the Income Tax Regulations, (ii) all Liability (as a result of Treasury Regulations Section 1.1502-6(a) or otherwise, whether arising before, at or after the Closing) for Taxes of any Person that is or was a member of any affiliated, consolidated, combined or unitary group of which the Company is or was a member during any Pre-Closing Tax Period of the Company, (iii) any Breach by Seller of the representations, warranties, covenants, or obligations, as appropriate, of Seller contained in Section 3.7, or Section 5.1, or (iv) any reasonable costs or expenses incurred by any Purchaser Indemnitee with respect to any Taxes for which the Purchaser Indemnitee is indemnified by Seller pursuant to this Section 7.4(a).

(b) Apportionment of Taxes of the Company. For purposes of determining Seller’s obligation to indemnify the Purchaser Indemnitees pursuant to Section 7.4(a):

(i) the parties will, to the extent permitted by applicable Legal Requirements, elect with the relevant taxing authority to treat for all purposes the Apportionment Date as the last day of a Pre-Closing Tax Period of Company, such that the Company files a Tax Return for a period that ends on (and includes) the Apportionment Date;

(ii) in the case of any Straddle Period, where applicable Legal Requirements do not permit the Company to treat the Apportionment Date as the last day of a Pre-Closing Tax Period of Company, then for purposes of this Agreement, the portion of any Tax that is attributable to the portion of such Straddle Period ending on the Apportionment Date shall be:

(A) in the case of income Taxes or Taxes resulting from, or imposed on, sales, receipts, use, transfers or assignments of property, or wages, withholdings, or other payments, the amount that would be payable for such period determined as if the Company filed a Tax Return for the portion of the Straddle Period ending on (and including) the Apportionment Date, based upon an interim closing of the books of the Company on the Apportionment Date; and

(B) in the case of all other Taxes, an amount equal to (1) the amount of Taxes for the entire Straddle Period multiplied by (2) a fraction (y) the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Apportionment Date and (z) the denominator of which is the number of calendar days in the entire Straddle Period.

7.5. Time Limitations.

(a) Except as otherwise specifically provided in Section 7.5(b), Seller will have no Liability (whether liquidated, contingent or otherwise) to the Purchaser Indemnitees under, or in connection with, this Agreement, any of the Related Agreements, or any of the Contemplated Transactions pursuant to this Section 7, unless on or before the expiration of the eighteen (18) month period immediately following the Closing Date, Seller is given written notice from a Purchaser Indemnitee of a bona fide indemnity claim specifying the factual basis of that claim in reasonable detail (a “Claim Notice”); provided, however, that with respect to any such claim for which a Claim Notice has been given to Seller prior to the expiration of such eighteen (18) month period, Seller’s liability to the Purchaser Indemnitees for such claim shall survive without limitation as to time until such claim is resolved.

(b) Notwithstanding the provisions of Section 7.5(a), Seller will have no Liability (whether liquidated, contingent or otherwise) to the Purchaser Indemnitees under, or in connection with, any indemnity claims made pursuant to Section 7.4(a) unless before the expiration of the applicable Tax statute of limitations, Seller is given a Claim Notice with respect thereto (a “Tax Claim”); provided, however, that with respect to any such Tax Claim for which a Claim Notice has been given to Seller prior to the expiration of the applicable Tax statute of limitations, Seller’s liability to the Purchaser Indemnitees for such Tax Claim shall survive without limitation as to time until such claim is resolved. The term “applicable Tax statute of limitations”, as used in this Section 7.5(b), shall mean, with respect to any particular type of Tax, a period of time equal to the applicable statute of limitations established pursuant to any Legal Requirement pertaining to such Tax, without regard to any extension of such statute of limitations.

(c) Notwithstanding the provisions of Section 7.5(a), Seller will have no Liability (whether liquidated, contingent or otherwise) to the Purchaser Indemnitees under, or in connection with, any indemnity claims made pursuant to Section 7.2 attributable to a Breach of any of the representations contained in Sections 3.1 (Organization), 3.2 (Capitalization), 3.3 (Authority), 3.6 (Title), and 3.18 (No Brokers or Finders), or the covenants contained in Sections 5.8(g) or 5.8(h), or any claims by Purchaser for fraud or intentional misrepresentation (the “Fundamental Representations and Covenants”), unless on or before the expiration of the applicable statute of limitations, Seller is given a Claim Notice for a claim arising under Section 7.2 with respect thereto (a “Fundamental Indemnification Carve-Out Claim”); provided, however, that with respect to any such Fundamental Indemnification Carve-Out Claim for which a Claim Notice has been delivered to Seller prior to the expiration of such applicable statute of limitations, Seller’s liability to the Purchaser Indemnitees for such claim shall survive without limitation as to time until such claim is resolved. The term “applicable statute of limitations”, as used in this Section 7.5(c), shall mean, with respect to any particular Breach or claim, a period of time equal to the statute of limitations established pursuant to applicable Legal Requirement pertaining to such Breach or claim, without regard to any extension of such statute of limitations.

7.6. Limitations on Amount of Liability.

(a) Except as otherwise provided in Section 7.6(c), Seller will have no Liability (whether liquidated, contingent or otherwise) to the Purchaser Indemnitees under, or in connection with, this Agreement, any of the Related Agreements, or any of the Contemplated Transactions, pursuant to Section 7.2(a), until the total of all Damages with respect to such claims exceeds One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Deductible”), and then only for the amount by which such Damages exceed the Deductible.

(b) Except as otherwise provided in Section 7.6(c), the maximum amount of Damages that Seller shall, in the aggregate, be required to pay to the Purchaser Indemnitees pursuant to this Section 7 shall be an amount equal to the full amount of the Merger Consideration.

(c) Notwithstanding the provisions of Sections 7.6(a) and 7.6(b), Sections 7.6(a) and 7.6(b) shall not apply to any Tax Claims or any claims by Purchaser for Breach by Seller of the Fundamental Representations and Covenants.

7.7. Procedure for Indemnification - Third Party Claims.

(a) All claims for indemnification under this Agreement shall be governed by the procedures set forth in this Section 7.7.

(b) When a party seeking indemnification under Sections 7.2 or 7.3 (the “Indemnified Party”) receives notice of any claims made by third parties (“Third Party Claims”), or has any other claim for indemnification other than a Third Party Claim, which is or may be the basis of a claim for indemnification hereunder, the Indemnified Party shall promptly deliver a Claim Notice to the other party (the “Indemnifying Party”); provided, however, that the failure of the Indemnified Party to promptly deliver a Claim Notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder unless and only to the extent that the Indemnifying Party shall have been prejudiced thereby. Upon receipt of a Claim Notice from the Indemnified Party with respect to a Third Party Claim, the Indemnifying Party may, but shall not be required to, assume the defense of such Third Party Claim. If the Indemnifying Party elects to undertake the defense of any Third Party Claim, it shall use counsel of its choice but reasonably acceptable to the Indemnified Party, and the Indemnifying Party shall pay all reasonable costs and expenses thereof (including the reasonable costs and expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim prior to the assumption of such defense by the Indemnifying Party) and shall be fully responsible for the outcome thereof, subject to the limitations set forth in Section 7.6; provided, however, that in such case, the Indemnifying Party shall have no obligation to pay any further costs or expenses of legal counsel of the Indemnified Party thereafter incurred in connection with such defense. The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any Third Party Claims within thirty (30) days after the date of receipt of the Indemnified Party’s Claim Notice in respect of such Third Party Claims. If an Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s Claim Notice is given, furnish notice to the Indemnified Party of its assumption of the defense of the Third Party Claims, the Indemnifying Party shall be deemed to have waived its right to control the defense thereof. If the Indemnified Party assumes the defense of any Third Party Claims because of the failure of the Indemnifying Party to do so in accordance with this Section 7.7(b), it may do so in such manner as it may deem appropriate, and the Indemnifying Party shall pay all costs and expenses of such defense, subject however to the limitations set forth in Section 7.6. The Indemnifying Party shall have no liability with respect to any compromise or settlement of a Third Party Claim that is effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) Notwithstanding the provisions of Section 7.7(b), with respect to any Third Party Claim that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel, but only if, and to the extent that, (i) there is a conflict of interest that makes it reasonably necessary for separate counsel to represent the Indemnified Party and the Indemnifying Party; (ii) the actual or potential defendants in, or targets of, any such Third Party Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim on behalf of the Indemnified Party); (iii) the Indemnifying Party shall not have engaged counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable amount of time after the Indemnified Party’s Claim Notice is given; or (iv) the Indemnifying Party shall authorize, in writing, the Indemnified Party to engage separate counsel at the Indemnifying Party’s expense.

(d) If the Indemnified Party desires to settle any Third Party Claim (whether or not contested by the Indemnifying Party), the Indemnified Party shall advise the Indemnifying Party in writing of the amount it proposes to pay in settlement thereof (the “Proposed Settlement”). If such Proposed Settlement is unsatisfactory to the Indemnifying Party, it shall have the right, at its expense, reasonably to contest (or continue to contest) such Third Party Claim by giving written notice of such election to the Indemnified Party within fifteen (15) days after the Indemnifying Party’s receipt of the advice of the Proposed Settlement. If the Indemnifying Party does not deliver such written notice within fifteen (15) days after receipt of such advice, or if the Indemnifying Party, after having given such notice to the Indemnified Party, fails to defend, settle or pay such Third Party Claim, the Indemnified Party may offer the Proposed Settlement to the third party making such Third Party Claim. If the Proposed Settlement is not accepted by the party making such Third Party Claim, any new Proposed Settlement figure which the Indemnified Party may wish to present to the party making such Third Party Claim shall first be presented to the Indemnifying Party who shall have the right, subject to the conditions set forth in this Section 7.7(d), reasonably to contest such Third Party Claim. In all such events, the Indemnifying Party shall indemnify the Indemnified Party and hold it harmless against and from any and all costs of defense, payment, or settlement, including reasonable attorneys’ fees incurred in connection therewith, subject, however, to the limitations set forth in Section 7.6.

(e) The Indemnifying Party may settle any Third Party Claim only if it has agreed to contest the claim in accordance with Section 7.7(b). If any Indemnifying Party desires to settle any Third Party Claim, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned), (i) settle or compromise such Proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Proceeding, claim or demand or (ii) settle or compromise any such Proceeding, claim or demand, in any manner that would be reasonably likely to adversely affect the Indemnified Party other than as a result of money damages or other money payments which are fully indemnified against by the Indemnifying Party.

(f) If any amount becomes payable to a Purchaser Indemnitee under this Section 7, Purchaser shall have the option to recover all or part of such amount by invoking the right of offset contained in the Note, in addition to all other rights of Purchaser to recover such amount.

7.8. Exclusive Remedy; Etc.

(a) Except as specifically set forth in Sections 7.8(c) or 8.2(b), the sole and exclusive remedy of the Purchaser Indemnitees and the Seller Indemnitees for any and all claims or Damages relating to or arising out of or in connection with this Agreement or any of the Related Agreements or the Contemplated Transactions and the facts and circumstances relating and pertaining thereto (whether any such claim may be made in contract, breach of warranty, tort, or otherwise) shall be an action for indemnity pursuant to this Section 7, which shall be governed and limited by this Section 7.

(b) In furtherance of the provisions of Sections 3.19 and 4.3, in no event will Seller have any Liability to the Purchaser Indemnitees for, or by reason of, any of the information set forth in the Confidential Information Memorandum.

(c) Notwithstanding the provisions of Section 7.8(a), Seller shall be entitled to pursue those equitable and other remedies that may otherwise be available to it pursuant to the provisions of the Confidentiality Agreement.

7.9. Characterization of Indemnity Payments. Except as otherwise required by applicable Legal Requirements, any payment made pursuant to this Section 7 shall be treated, for Tax purposes, as an adjustment to the Merger Consideration.

8. TERMINATION

8.1. Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a) by Purchaser, if any material Breach of any of the representations, warranties or covenants of Seller set forth in this Agreement has been committed by Seller and such Breach has not been (i) waived by Purchaser or (ii) cured by Seller within fifteen (15) days following Seller’s receipt of written notice of such Breach from Purchaser;

(b) by Seller, if any material Breach of any of the representations, warranties, or covenants of Purchaser set forth in this Agreement has been committed by Purchaser and such Breach has not been (i) waived by Seller or (ii) cured by Purchaser within fifteen (15) days following Purchaser’s receipt of written notice of such Breach from Seller;

(c) by Purchaser, if any of the conditions in Section 6.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date;

(d) by Seller, if any of the conditions in Section 6.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(e) by mutual written consent of Purchaser and Seller; or

(f) by either Purchaser or Seller, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 2010, or such later date as the parties may agree upon in writing.

8.2. Effect of Termination.

(a) Subject to the provisions of Section 8.2(b), if this Agreement is terminated pursuant to Section 8.1, all of the respective rights, duties and obligations of Purchaser and Seller hereunder shall cease and terminate, except that the obligations in Sections 9.1, 9.2 and 9.3 will survive.

(b) In the event of a material Breach by Seller or the Company prior to the Closing Date, including a wrongful refusal by Seller or the Company to complete the Merger, Parent and Purchaser may terminate this Agreement by written notice to Seller, in which case Seller shall immediately pay Purchaser the sum of One Million Dollars ($1,000,000) by wire transfer of same day funds as liquidated damages to compensate Purchaser for the time, expense and effort incurred by Purchaser in seeking, investigating, analyzing and negotiating this Agreement, and not as a penalty. Such payment will be Parent and Purchaser’s exclusive right and remedy for and with respect to such Breach if they elect to terminate this Agreement pursuant to this Section 8.2(b).

9. GENERAL PROVISIONS

9.1. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its own costs and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all legal, accounting, and investment banking fees, costs and expenses and fees and expenses of any other Representatives of such party that are incurred in connection with this Agreement or the Contemplated Transactions.

9.2. Public Announcements. Any public announcement or similar publicity with respect to this Agreement, the Contemplated Transactions or any of the terms thereof will be issued, if at all, at such time, in such manner and shall include only such information as Purchaser and Seller shall mutually agree upon in writing; provided, however, Purchaser and Seller shall be permitted to make any announcement with respect to this Agreement or the Contemplated Transactions required under any applicable Legal Requirement, including, without limitation, the Securities Exchange Act. Unless consented to by the other party in advance in writing or required by Legal Requirements, prior to the Closing, Purchaser and Seller shall, and Seller will cause the Company to, keep this Agreement strictly confidential and neither Purchaser nor Seller will make, or cause to be made, any disclosure of this Agreement or any of its terms to any Person except to the extent required under any applicable Legal Requirement, including, without limitation, the Securities Exchange Act. Purchaser will, and Seller will cause the Company to, consult with each other concerning when and the means by which the Company’s customers and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and to cooperate with respect to such disclosure. Anything to the contrary set forth in this Section 9.2 notwithstanding, in no event shall any party be permitted to announce publicly the Merger Consideration without the prior written consent of the other parties except to the extent required by any applicable Legal Requirement, including, without limitation, the Securities Exchange Act.

9.3. Confidentiality. Between the date of this Agreement and the Closing Date, Purchaser and Seller will, and Seller will cause the Company to, and after the Closing Date Purchaser and Seller will, maintain in confidence, and the parties will cause the respective Affiliates and Representatives of Purchaser and Seller to maintain in confidence, any confidential or proprietary written, oral, or other information obtained from the other party or such parties’ Affiliates or Representatives in connection with this Agreement or the Contemplated Transactions (it being understood that, in all events, such information may be disclosed to a party’s Affiliates, Representatives and financing providers), unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or approval required for the completion of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with a Legal Requirement or Proceeding. If the Contemplated Transactions are not completed, each party will return or destroy as much of such written information as the other party may reasonably request. The provisions of this Section 9.3 are intended to be complementary and supplemental to, and are not intended to supplant or supersede, any of the terms, provisions or restrictions set forth in the Confidentiality Agreement. To the extent that any of the terms or provisions of this Section 9.3 are inconsistent with the terms or provisions of the Confidentiality Agreement, the terms and provisions of the Confidentiality Agreement shall govern and control.

9.4. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) three (3) days after being deposited in the mails, if sent by certified mail, with return receipt requested, or (c) one (1) day after sending, if sent by a nationally recognized overnight delivery service (receipt requested) specifying next day delivery, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to Seller or the Company:	Eastern Insurance Holdings, Inc. 25 Race Avenue Lancaster, PA 17603 Attention: Kevin M. Shook

with a copy to:	Stevens & Lee, P.C. 620 Freedom Business Center, Suite 200 King of Prussia, PA 19406 Attention: John D. Talbot, Esquire

If to Purchaser or Parent:	Security Life Insurance Company of America 10901 Red Circle Drive Minnetonka, MN 55343 Attention: Gil C. Rohde, Jr.

with copies to:	Private Capital Management, Inc. 2600 Eagan Woods Drive Eagan, MN 55121-1167 Attention: Michael T. Davies

and	Best & Flanagan LLP 225 South Sixth Street, Suite 4000 Minneapolis, MN 55402 Attention: Charles C. Berquist

9.5. Jurisdiction; Venue. Any suit, action or other Proceeding seeking to enforce any provision of, or based upon any right arising out of, in connection with, or in any way relating to, this Agreement, any of the Related Agreements or the Contemplated Transactions shall be commenced and litigated only in the Court of Common Pleas of Lancaster County, Pennsylvania or the United States District Court for the Middle District of Pennsylvania. Each party hereby irrevocably consents and submits to the jurisdiction and venue of such courts and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or Proceeding brought in such court and any claim that such suit, action or Proceeding brought in such court has been brought in an inconvenient forum or that such court lacks jurisdiction.

9.6. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Related Agreements and the documents referred to in this Agreement and the Related Agreements.

9.7. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

9.8. Entire Agreement and Modification. Except as otherwise specifically provided in Section 9.3, this Agreement supersedes all prior agreements between the parties with respect to its subject matter (including, without limitation, that certain letter of intent dated February 24,

2010, issued on behalf of Purchaser and accepted by Seller) and constitutes (together with the Related Agreements) a complete and exclusive statement of the terms of the agreement between the parties with respect to its and their subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

9.9. Assignments, Successors, and No Third-Party Rights. None of the parties may assign or otherwise transfer any of their respective rights under this Agreement without the prior written consent of the other parties. Any attempted assignment in contravention of the foregoing restrictions on assignment or transfer shall be null and void. Subject to the two preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, permitted assigns, heirs, executors, and personal representatives of the parties. Except for the respective obligations of Purchaser and Seller to indemnify, defend and reimburse the Seller Indemnitees and the Purchaser Indemnitees, as appropriate, pursuant to the provisions of Section 7 and as provided in this Section 9.9, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors, permitted assigns, heirs, executors, and personal representatives.

9.10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.11. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

9.12. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.13. Governing Law. This Agreement will be governed by and construed under the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its principles pertaining to the conflict of laws.

9.14. Negotiated Agreement. The parties hereto acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party and construction of this Agreement shall be decided without regard to events of authorship or negotiation.

9.15. Counterparts. This Agreement and any Related Agreement may be executed in two (2) counterparts, each of which counterparts of this Agreement or any such Related Agreement, as appropriate, will be deemed to be an original of this Agreement or such Related Agreement, as appropriate, and all of which, when taken together, will be deemed to constitute one and the same agreement. Any party to this Agreement may deliver an executed counterpart hereof and of any of the Related Agreements or other Closing documents or instruments by facsimile transmission or electronic mail (as a Portable Document Format (PDF) file) to another party hereto or thereto and any such delivery shall have the same force and effect as any other delivery of a manually signed counterpart of this Agreement or such Related Agreement.

Remainder of Page Intentionally Left Blank

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT:

SECURITY AMERICAN FINANCIAL ENTERPRISES, INC.

By:	/s/ Gil C. Rohde, Jr.
	Name:	Gil C. Rohde, Jr.
	Title:	Chief Executive Officer

PURCHASER:

SECURITY LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Gil C. Rohde, Jr.
	Name:	Gil C. Rohde, Jr.
	Title:	Chief Executive Officer

SELLER:

EASTERN INSURANCE HOLDINGS, INC.

By:	/s/ Bruce M. Eckert
	Name:	Bruce M. Eckert
	Title:	Chief Executive Officer

COMPANY:

EASTERN LIFE AND HEALTH INSURANCE COMPANY

By:	/s/ Bruce M. Eckert
	Name:	Bruce M. Eckert
	Title:	Chief Executive Officer